Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of May 25, 2012

among

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

as Borrower,

HELMERICH & PAYNE, INC.
as Parent,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and Swingline Lender,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders

$300,000,000

WELLS FARGO SECURITIES, LLC

as Sole Lead Arranger and Bookrunner

i

(continued)

(continued)

(continued)

Section 9.13	Governing Law; Submission to Jurisdiction	75
Section 9.14	Execution and Effectiveness	75
Section 9.15	Waiver of Jury	76
Section 9.16	USA PATRIOT ACT Notice	76

EXHIBITS:
Exhibit A	-	Assignment and Assumption
Exhibit B	-	Compliance Certificate
Exhibit C	-	Guaranty
Exhibit D	-	Notice of Borrowing
Exhibit E	-	Notice of Conversion or Continuance
Exhibit F-1	Form of U.S. Tax Compliance Certificate
Exhibit F-2	Form of U.S. Tax Compliance Certificate
Exhibit F-3	Form of U.S. Tax Compliance Certificate
Exhibit F-4	Form of U.S. Tax Compliance Certificate

SCHEDULES:

Schedule I	—	Pricing Schedule
Schedule II	—	Revolving Commitments
Schedule III	—	Notice Information
Schedule 3.1(g)	—	Material Adverse Change
Schedule 4.7	—	Litigation
Schedule 4.9	—	Pension Plan Assets
Schedule 4.11	—	Subsidiaries
Schedule 6.12	—	ERISA

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of May 25, 2012 (“Agreement”) is among (a) Helmerich & Payne International Drilling Co., a Delaware corporation (“Borrower”), (b) Helmerich & Payne, Inc., a Delaware corporation (“Parent”), (c) the Lenders (as defined below), (d) the Issuing Lenders (as defined below) and (d) Wells Fargo Bank, National Association, as Swingline Lender and as the Administrative Agent (each as defined below) for the Lenders.

The parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1                                   Certain Defined Terms.  As used in this Agreement, the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings:

“Acquisition” means the purchase by the Parent or any of its Subsidiaries of any business, including the purchase of associated assets or operations or the Equity Interests of a Person.

“Additional Lender” shall have the meaning assigned to such term in Section 2.1(c).

“Adjusted Base Rate” means, for any day, a fluctuating rate per annum of interest equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.5% or (c) the daily LIBOR for a one-month interest period plus 1.0%.  Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article VIII and any successor agent pursuant to Section 8.6.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Advance or a Swingline Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Margin” means, at any time, with respect to each Type of Advance, the Letters of Credit and the Commitment Fees, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I.

“Applicable Percentage” means, with respect to any Lender, (i) the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments of the Lenders at such time or (ii) if the Revolving Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment most recently in effect to the aggregate Revolving Commitments most recently in effect, in each case, after giving effect to any assignments.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent and in substantially the form set forth in Exhibit A.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate as provided in Section 2.9(a).

“Business Day” means any day (a) other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, Texas or North Carolina and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.3(g).

“Cash Collateralize” means, to deposit in a Cash Collateral Account or pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lenders shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lenders.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, state and local analogs, and all rules and regulations and requirements thereunder.

“Change in Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.  For purposes of determining whether there has been a Change in Law, all requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.3.

“Closing Date” means the first date all the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 9.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Commitment Fee” means the fees required under Section 2.8(a).

“Commitment Increase” has the meaning set forth in Section 2.1(c).

“Commitments” means, as to any Lender, its Revolving Commitment and as to the Swingline Lender, its Swingline Commitment.

“Compliance Certificate” means a compliance certificate executed by a senior financial officer of the Parent in substantially the same form as Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Debt” means, with respect to any Person, without duplication, any contingent liabilities, obligations or indebtedness of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), including (a) any obligations or similar undertakings to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation to purchase any such Debt or any Property constituting security therefor, to advance or provide funds or other support for the payment or purchase of any such Debt or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or otherwise to assure or hold harmless the holder of such Debt against loss in respect thereof, (b) obligations to indemnify other Persons against liability or loss, to the extent not arising in the ordinary course of business, and (c) warranty obligations and other contractually assumed obligations, to the extent not arising in the ordinary course of business.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Parent or any Subsidiary (as applicable), are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Advances of one Type into a Revolving Advances of another Type pursuant to Section 2.5(b).

“Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranty, the Engagement Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Extension” means an Advance or a Letter of Credit Extension.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” means, for any Person, without duplication:  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned by such Person, whether or not the obligation secured thereby have been assumed, (g) all Contingent Debt of such Person with respect to Debt of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Hedging Arrangements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, repurchase, redemption or other acceleration any time during the period ending one year after the term of the Agreement, (l) the principal portion of all obligations of such Person under Synthetic Leases, and (m) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States of America, and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless curved or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or an Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Person, any of its Subsidiaries that is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

“EBITDA” means, without duplication, for the Parent and its consolidated Subsidiaries, the sum of (a) its Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, taxes, depreciation, amortization and other non-recurring, non-cash charges and other non-cash extraordinary items for such period minus (c) to the extent included in determining Net Income, non-recurring gains (including gains on the sale of Marketable Securities), in each case determined in accordance with GAAP; provided that such EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) each Issuing Lender, and (iii) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.6, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that none of (x) the Parent (y) an Affiliate of the Parent or (y) a Defaulting Lender shall qualify as an Eligible Assignee.

“Engagement Letter” means that certain engagement letter dated March 6, 2012 among the Parent, the Borrower and Wells Fargo Securities, LLC.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C.  9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Eurodollar Advance” means a Revolving Advance that bears interest based upon the Eurodollar Rate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Advance comprising the same Revolving Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to (a) the applicable London interbank offered rate for deposits in Dollars appearing on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period and (b) if the rate as determined under clause (a) is not available at such time for any reason, then the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Advance being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London Branch, the London Branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Statements” means, for any period, the consolidated financial statements of the Parent and its consolidated Subsidiaries, including statements of income, retained earnings and cash flow for such period as well as a balance sheet as of the end of such period, all prepared in accordance with GAAP.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Person that is not a Domestic Subsidiary.

“Forward Sale Contract” means a prepaid forward sale agreement in which the Borrower receives an up-front payment in exchange for a commitment to deliver securities in the future, with the number of shares to be delivered varying with the share price at maturity.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all Debt of the Parent and its consolidated Subsidiaries of the types described in clauses (a), (b), (c), (d), (f), (g), (h), (j), (l) and (m) of the definition of “Debt” (but with respect to Debt described such clauses (f) and (g), only to the extent such Debt relates to the types of Debt described above and excluding any intercompany Debt of the Parent and its Subsidiaries).

“Funded Leverage Ratio” means, as of the end of any fiscal quarter, the ratio (expressed as a percentage) of (a) all Funded Debt, minus the aggregate amount of any Funded Debt incurred as the direct result of Forward Sale Contracts relating to securities held in the Investment Portfolio, as long as such Funded Debt is fully secured by Marketable Securities, to (b) the sum of (i) all Funded Debt plus (ii) the consolidated Net Worth of the Parent, each as of the last day of such fiscal quarter.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.2.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means the Parent and any Person that now or hereafter executes a Guaranty or a joinder or supplement to a Guaranty.

“Guaranty” means a guaranty substantially in the form of Exhibit C made by the Parent and the Material Subsidiaries of the Borrower party thereto from time to time in favor of the Administrative Agent for the benefit of the Lender Parties.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Increase Date” means the effective date of a Commitment Increase as provided in Section 2.1(c).

“Increasing Lender” shall have the meaning assigned to such term in Section 2.1(c).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.1(b).

“Interest Expense” means, for any period and with respect to any Person, total interest expense (net of interest income) whether paid or accrued, including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Obligations, the interest component under Capital Leases and net costs under Hedge Arrangements, all as determined in conformity with GAAP.

“Interest Period” means for each Eurodollar Advance comprising part of the same Revolving Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.5, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.5. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select, provided that:

(a)          Interest Periods commencing on the same date for Advances comprising part of the same Revolving Borrowing shall be of the same duration;

(b)         whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c)          any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Investment Portfolio” means the Marketable Securities and cash or cash equivalents maintained by the Parent or any of its Subsidiaries, each which complies with the terms of the Parent’s investment policy.

“Issuing Lender” means each of Wells Fargo and each other Lender that consents to being an Issuing Lender, either by signing this Agreement “as an Issuing Lender” or otherwise.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgement, rule, treaty, code, administrative or judicial precedents or authorities, regulation ( or official interpretation of any of the foregoing) of, and the terms of any license, authorization or permit issued by, and any agreement with, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender Parties” means Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent.

“Lenders” means the Persons listed on Schedule II and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued by an Issuing Lender for the account of the Borrower or any Subsidiary thereof pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the applicable Issuing Lender.

“Letter of Credit Application” means the applicable Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower and accepted by the applicable Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, extension of the expiry date thereof, or the increase of the amount thereof.

“Letter of Credit Exposure” means the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit.

“Letter of Credit Maximum Amount” means $100,000,000.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Majority Lenders” means, at any time, (a) if there are at least two Lenders that are not Defaulting Lenders, at least two Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders and (b) if there is one Lender that is not a Defaulting Lender, that Lender. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Marketable Securities” means readily marketable publicly-traded securities, including any stock or other equity security publicly-traded on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System (NASDAQ) and, if approved by the Administrative Agent, any other stock traded on a recognized over-the-counter market.

“Material Adverse Change” means a material adverse change (a) in the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Parent and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Document or the rights, benefits or remedies of the Administrative Agent or the Lenders under any Credit Document; or (c) on the Parent’s, the Borrower’s or any other Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranty or any other Credit Document.

“Material Subsidiary” means, as of a determination date, any Domestic Subsidiary whose (a) EBITDA for the immediately preceding fiscal quarter as determined in accordance with GAAP, or (b) book value of total assets as established in accordance with GAAP, is equal to or greater than 10% of any of the Parent’s (i) consolidated EBITDA for the immediately preceding fiscal quarter as determined in accordance with GAAP or (ii) consolidated book value of total assets as established in accordance with GAAP, and in each case as reflected in the Financial Statements covering such immediately preceding fiscal quarter and delivered to the Administrative Agent and the Lenders pursuant to the terms hereof.

“Maturity Date” means the earlier of (a)  May 25, 2017 or such other extended maturity date if maturity is extended pursuant to Section 2.1(d), and (b) the earlier termination in whole of the Revolving Commitments pursuant to Section 2.1(b) or Article VII.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of each Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and each Issuing Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Parent or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Net Worth” means as of the date of its determination, consolidated shareholders’ equity of the Parent and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.1(d).

“Non-Guarantor Subsidiary” means any Subsidiary that is not Credit Party.

“Nonordinary Course Asset Sales” means, any sales, conveyances, or other transfers of Property made by the Parent or any Subsidiary (a) of any division of the Parent or any Subsidiary, (b) of the Equity Interest in a Subsidiary by the Parent or any other Subsidiary or (c) of any assets of the Parent or any Subsidiary, whether in a transaction or related series of transactions, outside the ordinary course of business.

“Notes” means the Revolving Notes and the Swingline Note.

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit D or such other form as shall be reasonably approved by the Administrative Agent.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit E or such other form as shall be reasonably approved by the Administrative Agent.

“Obligations” means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any Credit Party to any Lender, Swingline Lender, Issuing Lender, or Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, all interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any increases, extensions, and rearrangements of any of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Outstandings” means, as of any date of determination, the sum of (a) the aggregate outstanding amount of all Revolving Advances plus (b) the Letter of Credit Exposure plus (c) the aggregate outstanding amount of all Swingline Advances.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Lender, or Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 9.6.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Parent or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Prime Rate” means the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks).  Each change in the Prime Rate will be effective on the day the change is announced within Wells Fargo.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” has the meaning set forth in Section 9.6(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person, or warrants, options or other rights to purchase such Equity Interests.

“Revolving Advance” means an advance by a Lender to the Borrower as a part of a Revolving Borrowing pursuant to Section 2.1(a) and refers to either a Base Rate Advance or a Eurodollar Advance.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.5(b).

“Revolving Commitment” means, for each Lender, the obligation of such Lender to advance to Borrower the amount set opposite such Lender’s name on Schedule II as its Revolving Commitment, or if such Lender has entered into any Assignment and Assumption, set forth for such Lender as its Revolving Commitment in the applicable Register, as such amount may be reduced or increased pursuant to Section 2.1. The initial aggregate amount of the Revolving Commitments on the Closing Date is $300,000,000.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Revolving Commitment, in the form provided by the Administrative Agent and acceptable to the Borrower.

“Same Day Funds” means immediately available funds.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s

Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent and shall include the Borrower.

“Swingline Advance” means an advance by the Swingline Lender to the Borrower pursuant to Section 2.4.

“Swingline Commitment” means $30,000,000.

“Swingline Lender” means Wells Fargo.

“Swingline Note” means the promissory note made by the Borrower payable to the order of the Swingline Lender in the form provided by the Administrative Agent and acceptable to the Borrower.

“Swingline Payment Date” means the last Business Day of each calendar month.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.  Notwithstanding the foregoing, a standard termination of a Plan under Section 4041(b) of ERISA shall not constitute a Termination Event.

“Total Credit Exposure” means, at any time for each Lender, the sum of (a) the unfunded Commitment held by such Lender at such time; plus (b) the aggregate unpaid principal amount of the Revolving Advances owing to such Lender at such time; plus (c) without duplication of any amounts included in the preceding clause (b), the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.16) and Swingline Advances.

“Type” has the meaning set forth in Section 1.3.

“United States” means the United States of America.

“Voting Securities” means (a) with respect to any corporation, capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withholding Agent” means any Credit Party and the Administrative Agent.

Section 1.2            Accounting Terms; Changes in GAAP.

(a)   Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent Financial Statements delivered pursuant to Section 5.2.

(b)   Unless otherwise indicated, all Financial Statements of the Parent, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Parent and its Subsidiaries in accordance with GAAP.

Section 1.3            Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class”, when used in reference to any Advance, refers to whether such Advance is a Revolving Advance or Swingline Advance.  The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Advance or a Base Rate Advance.

Section 1.4            Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)   Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

ARTICLE II.

CREDIT FACILITIES

Section 2.1            Commitments.

(a)   Revolving Commitment.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Maturity Date; provided that after giving effect to such Revolving Advances, the Outstandings shall not exceed the aggregate Revolving Commitments in effect at such time.  Within the limits of each Lender’s Revolving Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.6, and reborrow under this Section 2.1(a).

(b)   Reduction of Revolving Commitments.

(i)    Optional. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in the aggregate amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.  Any reduction or termination of the Revolving Commitments pursuant to this Section shall be permanent, with no obligation of the Lenders to reinstate such Revolving Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.

(ii)   Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower’s election, may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (A) such termination must be of the Defaulting Lender’s entire Commitment, (B) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Lender’s capacity as a Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Revolving Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.8), and letter of credit fees but specifically excluding any amounts owing under Section 2.11 as result of such payment of such Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account Cash Collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.16), (C) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.1(b)(ii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders, and (D) such termination shall not be permitted if a Default has occurred and is continuing.  Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this clause (ii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) above, (1) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Sections 2.12, 2.14, 8.9 and 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (2) such Defaulting Lender’s Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Lender” except as to its obligations under Section 8.9 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by Borrower, the Administrative Agent, the Swingline Lender, any Issuing Lender or any Lender may have against such Defaulting Lender.

(c)   Increase in Revolving Commitments.

(i)    At any time prior to the Maturity Date, the Borrower may effectuate up to three separate increases in the aggregate Revolving Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other banks or other financial institutions (reasonably acceptable to the Administrative Agent and the Issuing Lenders) that at the time agree, in the case of any such bank or financial institution that is an existing Lender to increase its Revolving Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other such bank or financial institution (an “Additional Lender”), to become a party to this Agreement; provided, however, that (A) each such Commitment Increase shall be at least $25,000,000, (B) the aggregate amount of all Commitment Increases shall not exceed $200,000,000, and (C) all Revolving Commitments and Revolving Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Revolving Commitments and Revolving Advances.  The sum of the increases in the Revolving Commitments of the Increasing Lenders plus the Revolving Commitments of the Additional Lenders upon giving effect to a Commitment Increase shall not, in the aggregate, exceed the amount of such Commitment Increase.  The Borrower shall provide prompt notice of any proposed Commitment Increase pursuant to this clause (c) to the Administrative Agent and the Lenders. This Section 2.1(c) shall not be construed to create any obligation on any of the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(ii)   A Commitment Increase shall become effective upon (A) the receipt by the Administrative Agent of (1) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and each Additional Lender, setting forth the Commitments, if any, of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (2) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase as the Administrative Agent may reasonably request, (B) the funding by each Increasing Lender and Additional Lender of the Revolving Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.6(b)(ii), and (C) receipt by the Administrative Agent of a certificate of a Responsible Officer of the Parent stating that, both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, and that all representations and warranties made by the Borrower and the Parent in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date which remains true and correct as of such earlier date.

(iii)  Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase, all calculations and payments of interest on the Revolving Advances shall take into account the actual Revolving Commitment of each Lender and the principal amount outstanding of each Revolving Advance made by such Lender during the relevant period of time.

(d)   Extension of Maturity Date.

(i)    Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than 30 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), make a one-time request that each Lender extend such Lender’s Maturity Date for an additional 364 days from the Existing Maturity Date.  The date on which the Administrative Agent provides to the Lenders the notice referenced above is hereinafter referred to as the “Notice Date.”

(ii)   Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than 15 days after the Notice Date, advise the Administrative Agent whether or not such Lender agrees to such extension and any Lender that does not so advise the Administrative Agent on or before the date that is 15 days after the Notice Date shall be deemed to be a Non-Extending Lender.  Each Lender that determines not to so extend its Maturity Date shall be referred to herein as a “Non-Extending Lender”.  Each Lender that determines to extend its Maturity Date shall be referred to herein as an “Extending Lender”.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(iii)  Additional Commitment Lenders. The Borrower shall have the right on or before the Existing Maturity Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment shall be in addition to such Lender’s Revolving Commitment hereunder on such date).

(iv)  Minimum Extension Requirement. If (and only if) the total of the Revolving Commitments of the Lenders that have agreed so to extend their Maturity Date and the additional Revolving Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(v)   Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless: (A) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; (B) the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (C) the receipt by the Administrative Agent of such evidence of appropriate authorization on the part of the Borrower with respect to such extension as the Administrative Agent may reasonably request; (D) on the Maturity Date (without giving effect to any extension) of each Non-Extending Lender, the Borrower shall repay any Revolving Advances outstanding on such date (and pay any additional amounts required pursuant to Section 2.11) and any other Obligations owing to such Non-Extending Lender to each such Non-Extending Lender and the Revolving Commitments of the Non-Extending Lenders shall be terminated; and (E) the Borrower shall prepay any Revolving Advances outstanding on such date (and pay any additional amounts required pursuant to Section 2.11) to the extent necessary to keep outstanding Revolving Advances ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(vi)  Conflicting Provisions. This Section shall supersede any provisions in Section 2.13(f) or 9.2 to the contrary.

Section 2.2            Evidence of Indebtedness. The Advances made by each Lender, including the Swingline Lender, shall be evidenced by one or more accounts or records maintained by such Lender or the Swingline Lender and by the Administrative Agent.  The accounts or records maintained by the Administrative Agent, the Lenders and the Swingline Lender shall be conclusive absent manifest error of the amount of the Advances made by such Lenders or the Swingline Lender to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or the Swingline Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender or the Swingline Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Revolving Advances or Swingline Advances to the Borrower in addition to such accounts or records. Each Lender may attach schedules to such Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Revolving Advances or Swingline Advances and payments with respect thereto.

Section 2.3            Letters of Credit.

(a)   Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement and in reliance upon the agreements of the other Lenders set forth in this Section, the Issuing Lender agrees to, from time to time on any Business Day during the period from the Closing Date until the Maturity Date, issue, increase or extend the expiration date of, the Letters of Credit for the account of the Parent or any Subsidiary thereof.

(b)   Limitations. Notwithstanding the foregoing, no Letter of Credit will be issued, increased, or extended:

(i)    if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the aggregate Revolving Commitments in effect at such time minus (2) the Outstandings.

(ii)   if such Letter of Credit supports the repayment of indebtedness for borrowed money of any Person;

(iii)  unless such Letter of Credit is in form and substance acceptable to the applicable Issuing Lender in its sole discretion;

(iv)  unless the Borrower has delivered to the applicable Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(v)   unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender; and

(vi)  if any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(c)   Requesting Letters of Credit. Each Letter of Credit Extension shall be made pursuant to a Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, given by the Borrower to the Administrative Agent for the benefit of the applicable Issuing Lender by telecopy or in writing not later than 11:00 a.m. (Houston, Texas, time) on the third Business Day before the proposed date of the Letter of Credit Extension. Each Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, shall be fully completed and shall specify the information required therein. Each Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, shall be irrevocable and binding on the Borrower.  Subject to the terms and conditions hereof, the applicable Issuing Lender shall on the date of such Letter of Credit Extension, make such Letter of Credit Extension to the beneficiary of such Letter of Credit.

(d)   Reimbursements for Letters of Credit; Funding of Participations. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit with the accompanying documentation required thereby, the applicable Issuing Lender shall notify the Administrative Agent thereof.  No later than 11:00 a.m. on the date of any payment to be made by such Issuing Lender under a Letter of Credit, the Borrower agrees to pay to such Issuing Lender an amount equal to any amount paid by such Issuing Lender under or in respect of such Letter of Credit.  In the event an Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower as required herein, such Issuing Lender shall give notice of such payment to the Administrative Agent. In such event, the Borrower shall be deemed to have requested a Base Rate Advance (notwithstanding any minimum size or increment limitations on individual Advances).  Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested an Advance pursuant to Section 2.5 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.5, or (C) a Default exists, make funds available to the Administrative Agent for the account of the applicable Issuing Lender in an amount equal to such Lender’s Applicable Percentage of the amount of such Advance not later than 1:00 p.m. (Houston, Texas, time) on the Business Day specified in such notice by the Administrative Agent, whereupon (i) each Lender that so makes funds available shall be deemed to have made a Base Rate Advance under to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Lender.  If any such Lender shall not have so made such Advance available to the Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to such Base Rate Advances and (B) the Maximum Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrower as a Revolving Borrowing comprised of Base Rate Advances to the Borrower.  If for any reason any payment pursuant to a request for draw presented under a Letter of Credit is not refinanced by a Revolving Borrowing in accordance with this Section 2.3(d), the Issuing Lender shall be deemed to have requested that each of the applicable Lenders fund its risk participation in the relevant Letter of Credit Obligations and each such Lender’s payment to the

Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.3(d) shall be deemed payment in respect of such participation.

(e)   Participations. Upon the date of the issuance or increase of a Letter of Credit, the applicable Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Applicable Percentage at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.  The applicable Issuing Lender shall promptly notify each such participant Lender by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit. Each Lender’s obligation to purchase participating interests pursuant to this Section and to reimburse such Issuing Lender for such Lender’s Applicable Percentage of any payment under a Letter of Credit by such Issuing Lender not reimbursed in full by the Borrower shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any of the circumstances described in paragraph (f) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of the Borrower or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of the applicable Issuing Lender.

(f)    Obligations Unconditional.  The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)    any lack of validity or enforceability of any Letter of Credit Documents;

(ii)   any amendment or waiver of or any consent to departure from any Letter of Credit Document to which the Borrower has consented;

(iii)  the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)  any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent any Issuing Lender would not be liable therefor pursuant to the following paragraph (h);

(v)   payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (f) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit, including those specified in Section 2.3(h).

(g)   Cash Collateralization. With respect to (i) each Letter of Credit which has an expiration date beyond the Maturity Date, on or prior to the 30th day prior to the Maturity Date or (ii) all outstanding

Letters of Credit, if the Revolving Commitments are terminated in whole pursuant to Section 2.1(b) or Article VII, on the date of such termination, the Borrower shall deposit into the Cash Collateral Account in accordance with paragraph (i) below cash in an amount equal to 105% of the Letter of Credit Exposure of such Letters of Credit or otherwise make arrangements satisfactory to the Administrative Agent to secure the release of such Letters of Credit.  If the Borrower has deposited 105% of the Letter of Credit Exposure into the Cash Collateral Account as of the Maturity Date and no other Default or Event of Default has occurred and is continuing, each Lender’s obligation to purchase participating interests pursuant to this Section and to reimburse such Issuing Lender for such Lender’s Applicable Percentage of any payment under a Letter of Credit by such Issuing Lender not reimbursed in full by the Borrower shall be terminated as of the Maturity Date.

(h)         Liability of Issuing Lenders.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its or any Credit Party’s use of such Letter of Credit. Neither Issuing Lender nor any of their respective officers or directors shall be liable or responsible for:

(i)             the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)          the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or

(iii)       any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING AN ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the applicable Issuing Lender, and the applicable Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) such Issuing Lender’s willful misconduct or gross negligence (as determined in a final, non-appealable judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit, in either case notwithstanding the unconditional and irrevocable nature of the Borrower’s obligations under this Agreement as set forth in Section 2.3(f). In furtherance and not in limitation of the foregoing, the Issuing Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(i)             Cash Collateral Account.

(i)             If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to the terms hereof, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein and giving the Administrative Agent “control” over the Cash Collateral Account as such term is defined in the applicable Uniform Commercial Code.  The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the obligation. Except as provided in Section 2.3(i)(ii) blow, the Borrower shall have no access and no rights of withdrawal from the case collateral Account.

(ii)          Funds held in the Cash Collateral Accounts shall be held as cash collateral for obligations with respect to Letters of Credit.  Such funds shall be promptly applied by the Administrative Agent at the request of the applicable Issuing Lender to any reimbursement or other obligations under the applicable Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Lenders.  If no Default exists, the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in excess of 105% of the then existing Letter of Credit Exposure.  The Administrative Agent shall invest the funds in the Cash Collateral Account in an interest-bearing account or other investment approved by the Borrower. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property or in accordance with the Borrower’s instructions or as otherwise approved by the Borrower, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(j)             Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit issued (or deemed issued) hereunder.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries or any Subsidiary of the Parent inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(k)          Defaulting Lender. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)             Grant of Security Interest.  The Borrower, and to the extent Cash Collateral is provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.1(k) or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)       Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce an Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.1(k) and shall, upon written request of the Person providing such Cash Collateral, be refunded following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.16, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.4                                   Swingline Advances.

(a)          Commitment. On the terms and conditions set forth in this Agreement, subject to Section 2.16(d), the Swingline Lender agrees to, from time-to-time on any Business Day from the Closing Date until the last Business Day occurring before the Maturity Date, make Swingline Advances to the Borrower in an aggregate principal amount not to exceed the Swingline Commitment at any time, provided that (i) after giving effect to such Swingline Advance, the Outstandings shall not exceed the aggregate Revolving Commitments in effect at such time, (ii) no Swingline Advance may mature after the Maturity Date, and (iii) no Swingline Advance shall be made by the Swingline Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swingline Advance.  The Borrower agrees that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Borrower that on the date of such Swingline Advance the conditions set forth in Section 3.2 have been met. Immediately upon the making of a Swingline Advance, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Advance in an amount equal to its Applicable Percentage of such Swingline Advance.

(b)         Evidence of Indebtedness.  The indebtedness of the Borrower to the Swingline Lender resulting from Swingline Advances shall be evidenced as set forth in Section 2.2.

(c)          Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.4(a) may from time to time be borrowed, prepaid without penalty, and reborrowed.  If the amount of aggregate outstanding amount of Swingline Advances ever exceeds the Swingline Commitment, the Borrower shall, upon receipt of written notice of such condition from the Swingline Lender and to the extent of such excess, prepay to the Swingline Lender outstanding principal of the Swingline Commitment such that such excess is eliminated.

(d)         Refinancing of Swingline Advances.

(i)             The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Advance in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Advances then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof), without regard to the minimum and multiples specified in Section 2.5(c) for the principal amount of Revolving Borrowings but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 3.2. The Swingline Lender shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Regardless of whether the request for such Base Rate Advance complies with Section 2.5, each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Notice of Borrowing available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Lending Office not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.4(d)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)          If for any reason any Swingline Advance cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.4(d)(i), the applicable Notice of Borrowing submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the applicable Lenders fund its risk participation in the relevant Swingline Advances and each such Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.4(d)(i) shall be deemed payment in respect of such participation.

(iii)       If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(d) by the time specified in Section 2.4(d)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)      Each Lender’s obligation to make Advances or to purchase and fund risk participations in Swingline Advances pursuant to this Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swingline Lender, the Borrower, or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Advances pursuant to Section 2.4(d)(i) is subject to the conditions set forth in Section 3.2.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the Swingline Advances, together with interest as provided herein.

(e)          Repayment of Participations.

(i)             At any time after any Lender has purchased and funded a risk participation in a Swingline Advance, if the Swingline Lender receives any payment on account of such Swingline Advance, the Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)          If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Advance is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.12 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable

Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)            Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Advances.  Until each Lender funds its Advances or risk participation pursuant to this Section to refinance such Lender’s Applicable Percentage of the applicable Swingline Advances, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(g)         Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Advances directly to the Swingline Lender.

(h)         Method of Borrowing. Except as provided in the clause (c) above, each request for a Swingline Advance shall be made pursuant to telephone notice to the Swingline Lender given no later than 11:00 a.m. (Houston, Texas time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing facsimiled to the Administrative Agent and the Swingline Lender. The Swingline Lender will promptly make such Swingline Advance available to the Borrower at the Borrower’s account with the Administrative Agent.

Section 2.5                                   Borrowings; Procedures and Limitations.

(a)          Notice of Borrowings. Each Revolving Borrowing shall be made pursuant to a Notice of Borrowing and given by the Borrower to the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Revolving Borrowing in the case of a Eurodollar Advance, and by the Borrower to the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) one Business Day before the date of the proposed Revolving Borrowing in the case of a Base Rate Advance.  The Administrative Agent shall give each applicable Lender prompt notice on the day of receipt of timely Notice of Borrowing of such proposed Revolving Borrowing by facsimile. Each Notice of Borrowing shall be by facsimile specifying the (i) requested date of such Revolving Borrowing (which shall be a Business Day), (ii) requested Type of Advances comprising such Revolving Borrowing, (iii) aggregate amount of such Revolving Borrowing, and (iv) if such Revolving Borrowing is to be comprised of Eurodollar Advances, the Interest Period for such Advances.  In the case of a proposed Revolving Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.9, as applicable.  Each Lender shall before 11:00 a.m. (Houston, Texas time) on the date of the proposed Revolving Borrowing, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.7, or such other location as the Administrative Agent may specify by notice to the Lenders, in Same Day Funds, such Lender’s Applicable Percentage of such Revolving Borrowing.  Promptly upon the Administrative Agent’s receipt of such funds (but in any event not later than 3:00 p.m. (Houston, Texas time) on the date of the proposed Revolving Borrowing) and provided that the applicable conditions set forth in Article III have been satisfied, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.

(b)         Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Revolving Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 p.m. (Houston, Texas time) (i) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion of such Advances to Base Rate Advances, and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurodollar Advances.  Each such Notice of Conversion or Continuation shall be in writing or facsimile, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Revolving Borrowing amount and Type of the Advances to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (D) in the case of a Conversion to, or a continuation of, Eurodollar Advances, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a continuation of Eurodollar Advances, notify each applicable Lender of the applicable interest rate under Section 2.9 as applicable. For purposes other than the conditions set forth in Section 3.2, the portion of Advances comprising part of the same Revolving Borrowing that are Converted to Advances of another Type shall constitute a new Revolving Borrowing.

(c)          Certain Limitations.  Notwithstanding anything in paragraphs (a) and (b) above:

 (i)                                  Each Revolving Borrowing shall (A) be in an aggregate amount not less than $3,000,000 and in integral multiples of $1,000,000 in excess thereof in case of Eurodollar Advances and in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof in case of Base Rate Advances, (B) consist of Advances of the same Type made, Converted or continued on the same day by the Lenders according to their Applicable Percentage, and (C) denominated only in Dollars.

(ii)          At no time shall there be more than eight Interest Periods applicable to outstanding Eurodollar Advances.

(iii)       The Borrower may not select Eurodollar Advances for any Revolving Borrowing to be made, Converted or continued if a Default or Event of Default has occurred and is continuing.

(iv)      If any Lender shall, at least one Business Day prior to the requested date of any Revolving Borrowing comprised of Eurodollar Advances, notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars in the applicable interbank market, then (1) such Lender’s Applicable Percentage of the amount of such Revolving Borrowing shall be made as a Base Rate Advance of such Lender, (2) such Base Rate Advance shall be considered part of the same Revolving Borrowing and interest on such Base Rate Advance shall be due and payable at the same time that interest on the Eurodollar Advances comprising the remainder of such Revolving Borrowing shall be due and payable, and (3) any obligation of such Lender to make, continue, or Convert to, Eurodollar Advances, including in connection with such requested Revolving Borrowing, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(v)         If the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Revolving Borrowing, the right of the Borrower to select Eurodollar Advances for such Revolving Borrowing or for any subsequent Revolving Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Revolving Borrowing shall be made as a Base Rate Advance.

(vi)                              If the Majority Lenders shall, at least one Business Day before the date of any requested Revolving Borrowing, notify the Administrative Agent that (A) the Eurodollar Rate for Eurodollar Advances comprising such Revolving Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Revolving Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurodollar Advance, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders and the right of the Borrower to select Eurodollar Advances for such Revolving Borrowing or for any subsequent Revolving Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Revolving Borrowing shall be made as a Base Rate Advance.

(vii)                           If the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such affected Advances will be made available to the Borrower on the date of such Revolving Borrowing as Base Rate Advances or, if such affected Advances are existing Advances, will be Converted into Base Rate Advances at the end of Interest Period then in effect.

(viii)                        Swingline Advances may not be Converted or continued.

(d)         Notices Irrevocable.  Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.

(e)          Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Revolving Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Revolving Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Revolving Borrowing.

(f)            Funding by Lenders; Administrative Agent’ Reliance.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing of Eurodollar Advances, or prior to noon on the date of any Revolving Borrowing of Base Rate Advances, that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the requested Revolving Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Revolving Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

Section 2.6                                 Prepayments. No Borrower shall have any right to prepay any principal amount of any Advance except as provided in this Section 2.6.  Each payment of any Advance pursuant to this Section 2.6 shall be made in a manner such that all Advances comprising part of the same Revolving Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.16.

(a)          Optional. The Borrower may elect to prepay any Revolving Borrowing, in whole or in part, without penalty or premium except as set forth in Section 2.11 and after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment.  If any such notice is given, the Borrower shall prepay Advances comprising part of the same Revolving Borrowing in whole or ratably (giving effect to Section 2.16, if applicable) in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date; provided that (A) each optional partial prepayment of Eurodollar Advances shall be in a minimum amount not less than $3,000,000 and in multiple integrals of $1,000,000 in excess thereof and (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof.

(b)         Mandatory. (i) On any date that Outstandings exceeds the aggregate amount of Revolving Commitments, the Borrower shall, within one Business Day, to the extent of such excess, first prepay to the Swingline Lender the outstanding principal amount of the Swingline Advances, second, prepay to the Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances and third, make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the Letter of Credit Exposure. (ii) If a Commitment Increase is effected as permitted under Section 2.1(c), the Borrower shall prepay any Revolving Advances outstanding on such Increase Date to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Applicable Percentages arising from such Commitment Increase.  Any prepayment made by Borrower in accordance with this clause (b)(ii) may be made with the proceeds of Revolving Advances made by all the Lenders in connection the Commitment Increase occurring simultaneously with the prepayment.

(c)          Interest; Costs.  Each prepayment pursuant to this Section 2.6 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.

Section 2.7                                   Repayment.

(a)          Revolving Advances.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of and ratable benefit of each Lender the aggregate outstanding principal amount of all Revolving Advances on the Maturity Date.

(b)         Swingline Advances. The Borrower hereby unconditionally promises to pay to the Swingline Lender (i) the aggregate outstanding principal amount of all Swingline Advances on each Swingline Payment Date, and (ii) the aggregate outstanding principal amount of all Swingline Advances outstanding on the Maturity Date.

Section 2.8                                   Fees.

(a)          Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Commitment Fee on the average daily amount by which such Lender’s Revolving Commitment exceeds such Lender’s outstanding Revolving Advances plus such Lender’s Applicable Percentage of the Letter of Credit Exposure at the per annum rate equal to the Applicable Margin for Commitment Fees for such period; provided that no such commitment fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender.  The Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on June 30, 2012, and on the Maturity Date.  For purposes of this Section 2.8(a) only, amounts advanced as Swingline Advances shall not reduce the amount of the unused Revolving Commitment.

(b)         Fees for Letters of Credit. The Borrower agrees to pay the following: (i) subject to Section 2.16, to the Administrative Agent for the pro rata benefit of the Lenders a letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Applicable Margin for Eurodollar Advances per annum on the face amount of such Letter of Credit for the period such Letter of Credit is outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date; (ii) subject to Section 2.16, to the Issuing Lender, a fronting fee for each Letter of Credit in an amount separately agreed by the Borrower and the Issuing Lender, which fee shall be due and payable annually in advance on the date of the issuance or increase of each Letter of Credit and on the earlier of each annual anniversary thereafter or the Maturity Date; and (iii) to the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letter of Credit, which fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.  The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because the Borrower cancels any Letter of Credit prior to its expiration date.

(c)          Administrative Agent Fee.  The Borrower agrees to pay the fees to the Administrative Agent as set forth in the Engagement Letter.

Section 2.9                                   Interest.

(a)          Base Rate Advances.  Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period, provided that while an Event of Default is continuing the Base Rate Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2%.  The Borrower shall pay to Administrative Agent for the ratable benefit of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on June 30, 2012, and on the Maturity Date; provided that if an Event of Default is continuing, interest shall be payable on demand.

(b)         Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period; provided that while an Event of Default is continuing, each Eurodollar Advance shall bear interest at the Eurodollar Rate in effect from time to time plus the Applicable Margin plus 2%.  The Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid in full, and on the Maturity Date; provided that if an Event of Default is continuing, interest shall be payable on demand.

(c)          Swingline Advances. Swingline Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances; provided that while an Event of Default is continuing the Swingline Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances plus 2%.  The Borrower shall pay to the Swingline Lender for its own account subject to Section 2.4(f) all accrued but unpaid interest on each Swingline Advance on each Swingline Payment Date, on the date any Swingline Advance is repaid (or refinanced) in full, and on the Maturity Date.

(d)         Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the lesser of (i) Adjusted Base Rate plus two percent (2%) and (ii) the Maximum Rate, from the date such amount became due until the date such amount is paid in full.

Section 2.10                            Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance, or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Revolving Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

Section 2.11                            Breakage Costs.

(a)          Funding Losses. In the case of any Revolving Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Advances, the Borrower hereby indemnifies each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Revolving Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Eurodollar Advance to be made by such Lender as part of such Revolving Borrowing when such Eurodollar Advance as a result of such failure, is not made on such date.

(b)         Prepayment Losses.  If (i) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.13(a) or Section 2.16) as a result of any prepayment, payment, the acceleration of the maturity of the Obligations, or for any other reason, (ii) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, or (iii) any failure by the Borrower to make payment of any Advance or reimbursement of drawing under any Letter of Credit (or interest due thereon) on its scheduled due date; the Borrower shall, within 10 days of any written demand sent by the Administrative Agent on behalf of a Lender to the Borrower, pay to the Administrative Agent for the

benefit of such Lender any amounts determined in good faith by such Lender to be required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Section 2.12                            Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.12(e)) or any Issuing Lender;

(ii)          subject Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any loan or of maintaining its obligation to make or accept and purchase any such loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Lender or such other Recipient, the Borrower will pay to such Lender, such Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements.  If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the loans made by, or participations in Letters of Credit or Swingline Advances held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)         Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation.

(e)          Additional Reserve Requirement.  The Borrower shall pay to each Lender Party, (i) as long as such Lender Party shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as Eurocurrency Liabilities), additional interest on the unpaid principal amount of each Eurodollar Advance equal to the actual costs of such reserves allocated to such Advance by such Lender Party (as determined by such Lender Party in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender Party shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Advances, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitments or Advances by such Lender Party (as determined by such Lender Party in good faith, which determination shall be conclusive in the absence of manifest error), which in each case, shall be due and payable on each date on which interest is payable on such Advance.

Section 2.13                            Payments and Computations.

(a)          Payments.  All payments to be made by the Borrower shall be made in immediately available funds without condition or deduction for any counterclaim, defense, recoupment or setoff; provided that the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to fund to the Borrower under this Agreement (the “Unfunded Advances”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Advances made by the Non-Defaulting Lenders as part of the original Revolving Borrowing to which the Unfunded Advances applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Advances under more than one Revolving Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed in Dollars and in Same Day Funds.  Subject to Section 2.5(c), each payment of any Advance pursuant to this Section or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Revolving Borrowing are paid in whole or ratably in part.

(b)         Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the

Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)          Payment Procedures. The Borrower shall make each payment of any amount under this Agreement and under any other Credit Document not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s address (or such other location as the Administrative Agent shall designate in writing to the Borrower) in Same Day Funds. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to any specific Lender Party pursuant to Sections 2.4, 2.10, 2.11, 2.12, 2.14, and 9.1 but after taking into account payments effected pursuant to Section 2.13(f)) in accordance with each Lender’s Applicable Percentage to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon receipt of other amounts due solely to the Administrative Agent, Issuing Lender, Swingline Lender, or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(d)         Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)          Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 365/366 days for Base Rate Advances for which interest is calculated based on the Prime Rate and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(f)            Sharing of Payments, Etc.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff, counterclaim or otherwise against the Borrower or any other Credit Party, obtain payment (voluntary or involuntary) in respect of any Advance or the participations in the Letter of Credit Obligations or in the Swingline Advances held by it, as a result of which the unpaid portion of its Advances shall be proportionately less than the unpaid portion of the Advances or the participations in the Letter of Credit Obligations or in the Swingline Advances held by any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Advances, the participations in the Letter of Credit Obligations and in the Swingline Advances held by it of such other Lender, so that the aggregate unpaid amount of the Advances and participations in Advances, Letter of Credit Obligations and Swingline Advances held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Advances, Letter of Credit Obligations and Swingline Advances then outstanding as the amount of its Advances, and participations in Letter of Credit Obligations and Swingline Advances prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Advances and participations in Letter of Credit Obligations and Swingline Advances, outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.14                            Taxes.

(a)          Issuing Lender. For purposes of this Section 2.14, the term “Lender” includes any Issuing Lender.

(b)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirement.  If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, except as a result of the gross negligence or willful misconduct of the Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.14, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of any available receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)         Status of Lenders.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing,

(A)      any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed originals of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a

“10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)         Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)             Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.15                            Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         Replacement Lender. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.15(a), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort (and in the case of a Defaulting Lender, the Administrative Agent may) upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)             the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6;

(ii)          such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Advances and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)      such assignment does not conflict with applicable Legal Requirement.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.15 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.  In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.15, the Borrower may terminate such Defaulting Lender’s applicable Commitment as provided in Section 2.1(b)(ii).

Section 2.16                            Defaulting Lender.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirement:

(i)             Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.3(k); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any loan hereunder in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.3(k); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment by or on behalf of Borrower of the principal amount of any loans or Letter of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the loans of, and Letter of Credit disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any loans of, or Letter of Credit disbursements owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swingline Advances are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees.

(A)      No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)        Each Defaulting Lender shall be entitled to receive fees under Section 2.8(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.3(k).

(C)        With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)      Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.1 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Legal Requirement, (x) first, prepay Swingline Advances in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash

Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.3(k).

(b)         Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)         Swingline Advances. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to make any Swingline Advances unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.1                                   Conditions Precedent to Initial Credit Extension. The obligation of each Issuing Lender, the Swingline Lender and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)          Documentation.  The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)             this Agreement and all attached Exhibits and Schedules;

(ii)          the Notes payable to the order of each Lender, as requested by such Lender;

(iii)       the Guaranty;

(iv)      a certificate from a Responsible Officer of the Borrower dated as of the date hereof stating that as of such date (A) all representations and warranties of the Credit Parties set forth in this Agreement are true and correct in all material respects and (B) no Default has occurred and is continuing;

(v)         a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, and (C) organizational documents;

(vi)      certificates of good standing for each Credit Party in (a) the state, province or territory in which each such Person is organized and (b) each state, province or territory in which such good standing is necessary except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Change, which certificates shall be dated a date not earlier than 60 days prior to date hereof;

(vii)   an Oklahoma law legal opinion of McAfee & Taft, outside counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

(viii)                        a Texas law legal opinion of Bracewell & Giuliani LLP, counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

(ix)        a legal opinion of Steven R. Mackey, General Counsel of the Parent, in form and substance reasonably acceptable to the Administrative Agent; and

(x)           such other documents, governmental certificates, and agreements as any Lender Party may reasonably request.

(b)         Representations and Warranties.  The representations and warranties contained in Article IV and in each other Credit Document shall be true and correct on and as of the Closing Date before and after giving effect to the initial Revolving Borrowings or issuance (or deemed issuance) of Letters of Credit, as though made on and as of such date.

(c)          No Default.  No Default shall have occurred and be continuing.

(d)         Payment of Fees.  The Borrower shall have paid the fees and expenses required to be paid as of the Closing Date by Section 9.1 and the Engagement Letter.

(e)          Approvals.  All governmental, equity holder and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with this Agreement and the other Credit Documents shall have been obtained and be in full force and effect.

(f)            Other Proceedings.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(g)         Material Adverse Change.  Except as set forth on Schedule 3.1(g), no event or circumstance that could reasonably be expected to result in a material adverse change in the business, condition (financial or otherwise), prospects, or results of operations of the Parent and its Subsidiaries, taken as a whole, shall have occurred since September 30, 2011.

(h)         Solvency.  The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer of the Parent certifying that, before and after giving effect to the initial Revolving Borrowings made hereunder, each Credit Party is Solvent.

(i)             Patriot Act. The Administrative Agent and each Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations including, without limitation, the Patriot Act;

(j)             Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly authorized officer of the Borrower.

Section 3.2                                   Conditions Precedent to Each Credit Extension. The obligation of each Lender to make any Credit Extension on the occasion of each Revolving Borrowing (including the initial Revolving Borrowing), the obligation of each Issuing Lender to make any Credit Extension, the obligation of the Swingline Lender to make Swingline Advances and any reallocation of Letter of Credit Exposure provided in Section 2.16, in any such case, shall be subject to the further conditions precedent that on the date of such Revolving Borrowing or such Credit Extension or reallocation:

(a)          Representations and Warranties. As of the date of the making of such Credit Extension or reallocation, the representations and warranties made by any Credit Party in the Credit Documents shall be true and correct in all material respects on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Credit Extension or reallocation and the making of such Credit Extension or reallocation shall be deemed to be a reaffirmation of such representations and warranties.

(b)         No Default. As of the date of the Credit Extension or reallocation, there shall exist no Default or Event of Default, and the making of such Credit Extension or reallocation would not cause a Default or Event of Default.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower each hereby represents and warrants as follows:

Section 4.1                                   Organization. Each of the Parent and its Subsidiaries is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure could not reasonably be expected to result in a Material Adverse Change.

Section 4.2                                   Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any organizational documents of such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, except notices to or filings with the SEC that may be required from time to time. At the time of each Credit Extension, such Credit Extension and the use of the proceeds of such Credit Extension are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, don’t contravene (i) the Borrower’s organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this

Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3                                   Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

Section 4.4                                   Financial Condition.

(a)          The Parent has delivered to the Lenders the Financial Statements for the fiscal quarter ended March 31, 2012 and such Financial Statements are true and correct in all material respects and present fairly the consolidated financial condition of the Parent and its Subsidiaries as of the date thereof.  As of the date of the financial statements referred in the preceding sentence, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)         Except as set forth on Schedule 3.1(g), since September 30, 2011, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5                                   Ownership and Liens.  Each Credit Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

Section 4.6                                   True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Parent or a Subsidiary and furnished to any Lender Party for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time, in light of the circumstances under which they were made.  There is no fact known to any Responsible Officer of the Parent on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change.

Section 4.7                                   Litigation. Except as set forth in Schedule 4.7, there are no actions, suits, or proceedings pending or, to the Borrower’s or the Parent’s knowledge, threatened against the Parent, the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change; provided that this Section 4.7 does not apply with respect to Environmental Claims. Additionally, except as disclosed in writing to the Lender Parties, there is no pending or, to the best of the knowledge of the Borrower or the Parent, threatened action or proceeding instituted against the Parent, the Borrower or any Subsidiary which seeks to adjudicate the Parent, the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8                                   Compliance with Agreements. Neither the Parent nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Parent nor any Subsidiary is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Parent or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change.  No Default has occurred and is continuing.

Section 4.9                                   Pension Plans. Except for matters that individually or in the aggregate could not reasonably be expected to result in a liability of greater than $50,000,000.00, (a) all Plans are in compliance in all material respects with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan and there has been no excise tax imposed upon the Parent, the Borrower or any Subsidiary under Section 4971 of the Code, (d) no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) except as set forth on Schedule 4.9, the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits, (f) neither the Parent nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability, and (g) neither the Parent nor any member of the Controlled Group during the last six years has been a participating employer in a Multiemployer Plan during the last six years.  Based upon GAAP existing as of the date of this Agreement and current factual circumstances, neither the Parent nor the Borrower has any reason to believe that the annual cost during the term of this Agreement to the Parent, the Borrower or any Subsidiary for post-retirement benefits to be provided, except as required by law, to the current and former employees of the Parent, the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could reasonably be expected to result in a liability of greater than $50,000,000.00.

Section 4.10                            Environmental Condition. Except to the extent that any inaccuracy could not reasonably be expected to result in a Material Adverse Change:

(a)          Permits, Etc.  The Parent, the Borrower and the Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.

(b)         Certain Liabilities.  None of the present or previously owned or operated Property of the Parent, the Borrower or any Subsidiary, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party or any Subsidiary, wherever located; or (iii) has been the site of any Release of Hazardous

Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response will not result in a Material Adverse Change.

(c)          Certain Actions. Without limiting the foregoing, (i) all notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Parent, the Borrower, any Subsidiary, or any Person’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Parent’s and the Borrower’s best knowledge, future liability, if any, of the Parent, the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11                            Subsidiaries. As of the Closing Date, the Parent does not have any Subsidiaries other than those listed on Schedule 4.11.  The Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable. Each Subsidiary, to the extent required, has complied with the requirements of Section 5.6.

Section 4.12                            Investment Company Act. Neither the Parent nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Neither the Parent nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13                            Taxes. Proper and accurate (in all material respects (as reasonably determined by the Parent)) federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, the Borrower, any Subsidiary, or any member of the Affiliated Group as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes (which are reasonably determined by the Parent to be material in amount) due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding and for which full or adequate provisions therefor is included on the books of the appropriate member of the Tax Group. Proper and accurate amounts have been withheld (including withholdings from employee wages and salaries relating to income tax and employment insurance) by the Parent, the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects (as reasonably determined by the Parent) with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.  Timely payment of all material sales and use taxes (as reasonably determined by the Parent) required by applicable law have been made by the Parent, the Borrower and all other members of the Tax Group.

Section 4.14                            Permits, Licenses, etc. The Parent, the Borrower and each Subsidiary possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its respective business except where the failure to maintain the same could not reasonably be expected to result in a Material Adverse Change.  The Parent, the Borrower and each Subsidiary manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change.

Section 4.15                            Use of Proceeds. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.16                            Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Parent, the Borrower or any Subsidiary, are in good working order and condition, normal wear and tear excepted, except for certain deficiencies that could not reasonably be expected to result in a Material Adverse Change.  Neither the business nor the material Properties of the Parent, the Borrower or any Subsidiary has, since March 31, 2012, been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17                            Insurance. The Parent, the Borrower and each Subsidiary carry insurance (which may be carried by the Parent on a consolidated basis) or maintain appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted and the availability of insurance coverage at commercially reasonable rates.

Section 4.18                            OFAC; Anti-Terrorism. None of the Parent, the Borrower or any Subsidiary of the Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  Neither the Borrower nor any Subsidiary of the Borrower (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE V.

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, the Parent and the Borrower each agrees to comply with the following covenants.

Section 5.1                                   Organization. The Parent shall, and shall cause each Subsidiary to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2                                   Reporting.

(a)          Annual Financial Reports. The Parent shall provide, or shall cause to be provided, to the Administrative Agent with sufficient copies for the Lenders, as soon as available after the end of each fiscal year of the Parent, but in any event no more than thirty days after the date required under Securities Laws for the filing of its Form 10-K, the unqualified audited annual Financial Statements, all prepared in conformity with GAAP consistently applied and all as audited by the Parent’s certified public accountants of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, together with a duly completed Compliance Certificate.

(b)         Quarterly Financial Reports. The Parent shall provide to the Administrative Agent with sufficient copies for the Lenders, as soon as available after the end of the first three fiscal quarters of each fiscal year of the Parent, but in any event no more than thirty days after the date required under Securities Laws for the filing of its Form 10-Q:  (i) an internally prepared Financial Statement as of the close of such fiscal quarter,  (ii) a comparison of such balance sheet and the related consolidated statements of income, retained earnings, and cash flow to the balance sheet and related consolidated statements of income, retained earnings, and cash flow for the corresponding fiscal period of the preceding fiscal year, (iii) any other such items as the Administrative Agent may reasonably request, all of which shall be certified as accurate by a senior financial officer of the Parent, and (iv) a duly completed Compliance Certificate.

(c)          Defaults. The Parent shall provide to the Administrative Agent promptly, but in any event within three Business Days after knowledge of the occurrence thereof, a notice of each Default or Event of Default known to the Parent, the Borrower or to any other Subsidiary, together with a statement of an Responsible Officer of the Parent setting forth the details of such Default or Event of Default and the actions which the Parent, the Borrower or such other Subsidiary has taken and proposes to take with respect thereto.

(d)         Other Creditors. The Parent shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Parent, the Borrower or by any other Subsidiary pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing or relating to Debt in a principal amount equal to or greater than $25,000,000.

(e)          Litigation. The Parent shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Parent, the Borrower or any other Subsidiary that could reasonably be expected to result in a Material Adverse Change.

(f)            Environmental Notices.  Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by the Parent, the Borrower or any other Subsidiary, the Parent shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefor in excess of $25,000,000, (ii) concerning any action or omission on the part of the Parent or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $25,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $25,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien (other than Permitted Lien) upon, against or in connection with the Parent, the Borrower or any other Subsidiary, or any of their leased or owned Property, wherever located.

(g)         Material Changes.  The Parent shall provide to the Administrative Agent prompt written notice of any condition or event of which the Parent, the Borrower or any other Subsidiary has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Parent, the Borrower or any other Subsidiary is a party or by which their Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change.

(h)         Termination Events.  As soon as possible and in any event (i) within 30 days after the Parent or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Parent or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Parent shall provide to the Administrative Agent a statement of a Responsible Officer of the Parent describing such Termination Event and the action, if any, which the Parent or any Affiliate of the Parent proposes to take with respect thereto;

(i)             Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Parent, the Borrower or any other member of the Controlled Group from the PBGC, the Parent shall provide to the Administrative Agent copies of each notice received by the Parent, the Borrower or any such other member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(j)             Other ERISA Notices. (i) Promptly and in any event within five Business Days after receipt thereof by the Parent, the Borrower or any other member of the Controlled Group from a Multiemployer Plan sponsor, the Parent shall provide to the Administrative Agent a copy of each notice received by the Parent, the Borrower or any other member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Parent, the Borrower or any other member of the Controlled Group pursuant to Section 4202 of ERISA; (ii) as soon as possible and in any event no later than 30 days prior to the occurrence of such event, the Parent shall provide to the Administrative Agent written notice of an assumption by the Parent, any Subsidiary, or any member of the Controlled Group of an obligation to contribute to any Multiemployer Plan; and (iii) as soon as possible and in any event no later than 30 days prior to the occurrence of such event, the Parent shall provide to the Administrative Agent written notice of an acquisition by the Parent, any Subsidiary, or any member of the Controlled Group of an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(k)          Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Parent, the Borrower or any other Subsidiary, the Parent shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority if such modification, revocation or suspension could reasonably be expected to result in a Material Adverse Change;

(l)             Disputes; etc.  Promptly and in any event within five Business Days after knowledge thereof by the Parent, the Borrower or any other Subsidiary, the Parent shall provide to the Administrative Agent written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Parent, the Borrower or any other Subsidiary, any such actions threatened, or affecting the Parent, the Borrower or any other Subsidiary, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Parent, the Borrower or any other Subsidiary has knowledge resulting in or reasonably considered to be likely to result in a strike against the Parent, the Borrower or any other Subsidiary if such strike could reasonably be expected to result in a Material Adverse Change, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Parent, the Borrower or any other Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $25,000,000;

(m)       SEC. Promptly after the same become publicly available, the Parent shall provide to the Administrative Agent copies of all periodic and other reports, proxy statements and other materials (other than filings under Section 16 of the Securities Exchange Act of 1934) filed by the Parent, the Borrower or any other Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission or distributed by the Parent, the Borrower or any other Subsidiary to its shareholders generally, as the case may be; and

(n)         Other Information. Subject to the confidentiality provisions of Section 9.8, the Parent shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Parent, the Borrower or any other Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.2(a), (b), or (m) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule III; or (ii) on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency, Syndtrak or another relevant website (including, without limitation, the SEC’s website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  The Administrative Agent shall not have an obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.3                                   Insurance. The Parent shall, and shall cause each Subsidiary to, carry insurance (which may be carried by the Parent on a consolidated basis) or maintain appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted and the availability of insurance coverage at commercially reasonable rates.

Section 5.4                                   Compliance with Laws. The Parent shall, and shall cause each Subsidiary to, comply with all federal, state, provincial, territorial and local laws and regulations (including Environmental Laws and the Patriot Act) which are applicable to the operations and Property of the Parent or such Subsidiary and maintain all related permits necessary for the ownership and operation of the Parent’s and such Subsidiary’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, provided that this Section 5.4 shall not prevent the Parent or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established.

Section 5.5                                   Taxes. The Parent shall, and shall cause each Subsidiary to pay and discharge all Taxes imposed on the Parent or any of its Subsidiaries, respectively, prior to the date on which penalties attach; provided that nothing in this Section 5.5 shall require the Parent or any of its Subsidiaries to pay any Tax which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

Section 5.6                                   Additional Guarantors. On or before 45 days after the end of each fiscal quarter during which any Person becomes a Material Subsidiary, the Parent shall (a) cause such Subsidiary to execute and deliver to the Administrative Agent, a joinder to the Guaranty, (b) cause such Subsidiary to deliver such evidence of corporate authority to enter into such Credit Documents, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)) and, to the extent not already provided to the Administrative Agent, all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, all as the Administrative Agent may reasonably request.

Section 5.7                                   Records; Inspection. The Parent shall, and shall cause each Subsidiary to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, the Parent shall permit any Lender and shall cause each Subsidiary to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Parent or such Subsidiary, to, subject to any applicable confidentiality considerations, examine the books and records of the Parent or such Subsidiary, to visit and inspect the Property of the Parent or such Subsidiary, and to discuss the business operations and Property of the Parent or such Subsidiary with the officers and directors thereof.

Section 5.8                                   Maintenance of Property. The Parent shall, and shall cause each Subsidiary to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted, except to the extent any failure to so maintain could not reasonable be expected to result in a Material Adverse Change; and shall abstain from, and cause each Subsidiary to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

ARTICLE VI.

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, the Borrower and the Parent each agrees to comply with the following covenants.

Section 6.1                                   Debt. The Parent shall not, nor shall it permit any Subsidiary to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt, unless the Parent shall be in compliance, on a pro forma basis after giving effect to such transactions, with the remaining covenants contained in this Article VI recomputed as of the last day of the most recently ended fiscal quarter of the Borrower as if the transaction in question had occurred on the first day of each relevant period for testing such compliance.

Section 6.2                                   Liens. The Parent shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of the Parent, the Borrower or any other Subsidiary of the Parent, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following:

(a)          Liens securing the Obligations;

(b)         Liens imposed by law, such as materialmen’s, mechanics’, builder’s, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c)          Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d)         Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves for such items have been made in accordance with GAAP;

(e)          Liens arising from precautionary UCC financing statements regarding leases to the extent such leases are permitted hereby;

(f)            encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Parent, the Borrower or such other Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use to the extent such violation could reasonably be expected to result in a Material Adverse Change;

(g)         Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(h)         Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(i)             judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(j)             Liens securing Debt and not otherwise permitted under this Section 6.2; provided that (i) the aggregate principal amount of all Debt secured by such Liens does not exceed 15% of the Net Worth of the Parent and its consolidated Subsidiaries at any time, and (ii) the Parent, the Borrower and its Subsidiaries are in compliance with the covenants set forth in this Agreement, both before and after giving effect to each incurrence of such Debt.

Section 6.3                                   Investments.  The Parent shall not, nor shall it permit any Subsidiary to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a)          Investments consisting of the Investment Portfolio;

(b)         Investments consisting of Acquisitions permitted by Section 6.4;

(c)          investments by the Parent or any Subsidiary in the Parent or any of its wholly-owned Domestic Subsidiaries;

(d)         other investments, loans and advances in an aggregate amount (valued at cost or outstanding principal amount, as the case may be) not greater than 20% of Net Worth at any time outstanding.

Section 6.4                                   Acquisitions.  The Parent shall not, nor shall it permit any Subsidiary to, make an Acquisition in a transaction or related series of transactions unless no Default exists both before and after giving effect to such Acquisition.

Section 6.5                                   Agreements Restricting Liens; Negative Pledge.  The Parent shall not, nor shall it permit any Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, agreements governing secured Debt permitted by Section 6.2 to the extent such restrictions govern only the asset financed pursuant to such Debt, the Note Purchase Agreement dated as of August 15, 2002 among the Parent, the Borrower and each of the purchasers party thereto (the “2002 NPA”) and the Note Purchase Agreement dated as of June 15, 2009 among the Parent, the Borrower and each of the purchasers party thereto (the “2009 NPA”) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith in a manner more restrictive than the 2002 NPA or the 2009 NPA.

Section 6.6                                   Use of Proceeds; Use of Letters of Credit. The Borrower shall not, nor shall it permit any Subsidiary to use the proceeds of Advances and Letters of Credit for any purposes other than (a) for working capital and other general corporate purposes, (b) fund capital expenditures and (c) the payment of fees and expenses related to the entering into of this Agreement and the other Credit Documents.  The Parent shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

Section 6.7                                   Corporate Actions; Fundamental Changes.

(a)          The Parent shall not, nor shall it permit any Credit Party to, merge, amalgamate or consolidate with or into any other Person, except that (i) the Parent may merge or amalgamate with any Person provided that (A) no Change in Control occurs and (B) immediately after giving effect to any such proposed transaction no Default would exist, (ii) the Borrower may merge or amalgamate with any of its wholly-owned Subsidiaries, provided that immediately after giving effect to any such proposed transaction no Default would exist and the Borrower is the surviving entity, (iii) the Borrower may merge or amalgamate with the Parent provided that immediately after giving effect to any such proposed transaction (A) no Default would exist, (B) the Parent executes an assumption agreement reasonably acceptable to the Administrative Agent pursuant to which the Parent shall assume the Obligations of the Borrower under this Agreement and the other Credit Documents and (C) the Parent shall deliver such evidence of corporate authority to enter into such assumption and favorable opinions of counsel as the Administrative Agent may reasonably request; and (iv) any Subsidiary of the Borrower may merge, amalgamate or be consolidated with or into any other Person, provided that immediately after giving effect to any such proposed transaction no Default would exist.

(b)         The Parent shall not, nor shall it permit any Credit Party to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its

Subsidiaries (in each case, whether now owned or hereafter acquired), to any Person, (ii) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iii) the Parent may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (other than the Borrower) (in each case, whether now owned or hereafter acquired), to any Person; provided, however that notwithstanding the foregoing, the Parent and its Subsidiaries, taken as whole, shall not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets (in each case, whether now owned or hereafter acquired).

Section 6.8                                   Sale of Assets. The Parent shall not, nor shall it permit any Subsidiary to, sell, convey, or otherwise transfer any of its assets outside the ordinary course of business unless (a) such sale, conveyance or transfer is for fair market value and in an arm’s length transaction, (b) no Default exists both prior to and after giving effect to such sale, conveyance or transfer and (c) such sale, conveyance or transfer is not prohibited under Section 6.7 above.

Section 6.9                                   Restricted Payments.  The Parent shall not, nor shall it permit any Subsidiary to make any Restricted Payments if at the time of the making of such Restricted Payments a Default exists or an Default would result from the making of such Restricted Payment.

Section 6.10                            Affiliate Transactions. The Parent shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Parent or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Parent and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

Section 6.11                            Line of Business. The Parent shall not, nor shall it permit any Subsidiary to, change the character of its business such that the principal business of the Parent and its Subsidiaries is not contract drilling substantially as conducted on the date of this Agreement.

Section 6.12                            Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to result in a liability of greater than $50,000,000.00, the Parent shall not, nor shall it permit any Subsidiary to, directly or indirectly: (a) engage in any transaction in connection with which the Parent or any Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Parent, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (c) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (d) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities except as shown on Schedule 6.12; (e) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (f) amend or permit any member of the Controlled Group to amend, a Plan resulting in an increase in current liability such that the Parent, any Subsidiary or any member of the Controlled Group is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 6.13                            Hedging Arrangements. The Parent shall not, nor shall it permit any Subsidiary to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Parent’s or its Subsidiaries’ operations, or (ii) obligates the Parent or any Subsidiary to any margin call requirements.

Section 6.14                            Funded Leverage Ratio.  The Parent shall not permit the Funded Leverage Ratio, at the end of each fiscal quarter of the Parent, to be greater than 50%.

Section 6.15                            Interest Coverage Ratio. The Parent shall not permit the ratio of, as of the last day of each fiscal quarter, (a) the consolidated EBITDA of the Parent, for the four-fiscal period then ended, to (b) the consolidated Interest Expense of the Parent for the four-fiscal period then ended, to be less than 3.00 to 1.00.

ARTICLE VII.

DEFAULT AND REMEDIES

Section 7.1                                   Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a)          Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b)         False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any Responsible Officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;

(c)          Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.2(c), Section 5.2(d), or Article VI of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach is not cured within 30 days after the earlier of the date notice thereof is given to the Borrower by any Lender Party or the date any Responsible Officer of the Parent, the Borrower or any other Subsidiary obtained actual knowledge thereof;

(d)         Guaranty.  Any provision in the Guaranty shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranty; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)          Cross-Default. (i) The Parent, the Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $50,000,000.00 individually or when aggregated with all such Debt of such Persons so in default (but excluding Debt constituting Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $50,000,000.00 individually or when aggregated with all such Debt of such Persons so in default (other than Debt constituting Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt which is outstanding in a principal amount of at least $50,000,000.00 individually or when aggregated with all such Debt of such Persons so in default shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this subsection 7.1(f), the “principal amount” of the obligations in respect of any Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(f)            Bankruptcy and Insolvency. (i) The Parent or the Borrower shall terminate its existence or dissolve or (ii) any Credit Party (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief under any Debtor Relief Law, (B) shall have had, without its consent, any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive or (C) shall have had any order for relief entered by a court under any Debtor Relief Law;

(g)         Adverse Judgment. The Parent or any Subsidiary suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, greater than $50,000,000.00 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(h)         Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Parent by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $50,000,000.00;

(i)             Plan Withdrawals.  The Parent or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $50,000,000.00; or

(j)             Parent. The Parent ceases to own (free and clear of all Liens), either directly or indirectly, 100% of the Equity Interests in the Borrower.

(k)          Change in Control. The occurrence of a Change in Control without the approval of the Majority Lenders.

Section 7.2                                   Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(f)) shall have occurred and be continuing, then, and in any such event,

(a)          the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender, the Swingline Lender and each Issuing Lender to make Credit Extensions shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all outstanding Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b)         the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c)          the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Guaranty or any other Credit Document by appropriate proceedings.

Section 7.3                                   Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(f) shall occur,

(a)          obligation of each Lender, the Swingline Lender and each Issuing Lender to make Credit Extensions shall immediately and automatically be terminated and all Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b)         the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c)          the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Guaranty or any other Credit Document by appropriate proceedings.

Section 7.4                                   Set-off. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Document to the Administrative Agent, such Lender or such Issuing Lender, irrespective of whether or not the Administrative Agent, such Lender or such Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of any Credit Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliates may have. Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application..  The rights of the Administrative Agent, each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, such Issuing Lender or their respective Affiliates may have.  Each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5                                   Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy.  No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.  Any Lender, Administrative Agent, or Issuing Lender may cure any Event of Default without waiving the Event of Default.  No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

Section 7.6                                   Application of Payments.

(a)          Prior to Event of Default.  Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement.

(b)         After Event of Default.  If an Event of Default has occurred and is continuing and subject to Section 2.16, any amounts received or collected from, or on account of assets held by, any Credit Party shall be applied to the Obligations by the Administrative Agent in the following order and manner:

(i)             First, to payment of that portion of such Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.11, 2.12, and 2.14) payable by any Credit Party to the Administrative Agent in its capacity as such;

(ii)          Second, to payment of that portion of such Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Lender Parties (including fees, charges and disbursements of counsel to the respective Lender Parties and amounts payable under Article II), ratably among Lender Parties;

(iii)       Third, to payment of that portion of such Obligations constituting accrued and unpaid interest, allocated ratably among the Lender Parties;

(iv)      Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Obligations payable by any Credit Party allocated ratably among the Lender Parties;

(v)         Fifth, to the Administrative Agent for the account of the applicable Issuing Lender, ratably between the two Issuing Lenders, to cash collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

(vi)      Sixth, to the remaining Obligations owed by any Credit Party including all Obligations for which the Parent is liable as a Guarantor, allocated among such remaining Obligations as determined by the Administrative Agent and the Majority Lenders and applied to such Obligations in the order specified in this clause (b); and

(vii) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, the Letters of Credit have been terminated or cash collateralized and all Commitments have been terminated, to Borrower or as otherwise required by any Legal Requirement.

Subject to Section 2.3(i), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT AND ISSUING LENDERS

Section 8.1                                   Appointment and Authority. Each Lender, the Swingline Lender and each Issuing Lender hereby irrevocably (a) appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Parent, the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2                                   Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower, the Parent or any Affiliate of the Parent for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lenders.

Section 8.3                                   Exculpatory Provisions. The Administrative Agent (which term as used in this Section 8.3 shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Parent, the Borrower, any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 7.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender, the Swingline Lender or an Issuing Lender.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action) with respect to such Default as it shall deem advisable in the best interest of the Lender Parties.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Credit Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and its receives indemnification satisfactory to it from the Lenders.

Section 8.4                                   Reliance by Administrative Agent, Swingline Lender and Issuing Lenders. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Credit Extension or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swingline Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swingline Lender or Issuing Lender prior to the making of such Credit Extension or Conversion or continuance of an Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5                                   Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.6                                   Resignation of Administrative Agent or Issuing Lender.

(a)          The Administrative Agent and each Issuing Lender may at any time give notice of its resignation to the other Lender Parties and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, to appoint, as applicable, a successor Administrative Agent or a successor Issuing Lender, which shall be a Lender with the prior written consent of (i) the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed) and (ii) such successor Administrative Agent or successor Issuing Lender, as applicable.  If no such successor Administrative Agent or Issuing Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and Issuing Lenders, appoint a successor agent or issuing lender meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation by the Administrative Agent or the Issuing Lender shall become effective in accordance with such notice on the Resignation Effective Date.

(b)         If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, with the prior written consent of the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed) (i) by notice in writing to such Person remove such Person as Administrative Agent and (ii) appoint a successor.  If no such successor shall have been so appointed by applicable Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations as Administrative Agent and Issuing Lender hereunder and under the other Credit Documents (except that (v) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.  The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Sections 9.1(b) and (d), Section 8.9 and Section 2.3(h) shall continue in effect for the benefit of such retiring or removed Administrative Agent and Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender.

(d)         The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower.  After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Credit Documents with respect to Swingline Advances made by it prior to such resignation, but shall not be required to make any additional Swingline Advances.  Upon such notice of resignation, the Borrower shall have the right to designate any other Lender as the Swingline Lender with the consent of such Lender so long as operational matters related to the funding of Advances have been adequately addressed to the reasonable satisfaction of such new Swingline Lender and the Administrative Agent (if such new Swingline Lender and the Administrative Agent are not the same Person).  Upon such notice of resignation, the Borrower shall (so long as no Default or Event of Default has occurred and is continuing) also have the right, if the resigning Swingline Lender and the Administrative Agent are the same Person, to remove the Administrative Agent by notice in writing to the Administrative Agent and each Lender.  Upon such removal of the Administrative Agent, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, with the prior written consent of the Borrower (which shall not be unreasonably withheld or delayed), appoint a successor.  If no such successor shall have been so appointed by applicable Majority Lenders, and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Replacement Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Replacement Effective Date.

Section 8.7                                   Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.  Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.8                                   No Other Duties, etc. Anything herein to the contrary notwithstanding the Sole Lead Arranger and Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 8.9                                   Indemnification.

(a)   INDEMNITY OF ADMINISTRATIVE AGENT.  THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE APPLICABLE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE

REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT OF POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT, AND (ii) ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b)         THE LENDERS SEVERALLY AGREE TO INDEMNIFY EACH ISSUING LENDER AND EACH AFFILIATE THEREOF AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ISSUING LENDER OR ANY OF ITS RELATED PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 8.10                            Certain Authorization of Administrative Agent; Release of Guarantors.

(a)          The Administrative Agent is authorized (but not obligated) on behalf of the Lender Parties, without the necessity of any notice to or further consent from the Lender Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.2 or Section 7.3 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Credit Documents or applicable law.

(b)         The Lender Parties irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Cash Collateral Account (a) upon termination of this Agreement, termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Issuing Lender have been made), and the payment in full of all outstanding Advances, Letter of Credit Obligations (other than with respect to Letters of Credit as to which other arrangements reasonably satisfactory to the Applicable Issuing Lender have been made) and all other Obligations payable under this Agreement and under any other Credit Document; and (ii) release a Guarantor from its obligations under a Subsidiary Guaranty and any other applicable Credit Document if such Person ceases to be a Material Subsidiary of the Borrower as a result of a transaction or event permitted under this Agreement.

(c)          Upon request by the Administrative Agent at any time, the Lender Parties will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.10.  The Administrative Agent shall not be responsible for nor have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall either Administrative Agent be responsible or liable to other Lender Party for any failure to monitor or maintain any portion of the collateral.

(d)         Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Lender Party hereby agree that no Lender Party shall have any right individually to enforce the Credit Documents, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by Administrative Agent on behalf of the Lender Parties in accordance with the terms hereof and the other Credit Documents.

ARTICLE IX.

MISCELLANEOUS

Section 9.1                                   Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrower shall pay, on demand, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of any counsel for any Lender Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Advances or Letters of Credit.

(b)         Indemnification by the Borrower. The Borrower shall, and does hereby indemnify, the Administrative Agent (and any sub-agent thereof), each Lender, the Swingline Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent, the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Parent, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent, the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if the Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)          Reserved.

(d)         Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Credit Party shall assert, and each such Credit Party agrees not to assert and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.

(e)          Electronic Communications. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby unless such damages result from a breach of the confidentiality provisions of Section 9.8 or except where the same are a result of such Indemnitee’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f)            Payments. All amounts due under this Section shall, unless otherwise set forth above, be payable not later than ten Business Days after written demand therefor.

(g)         Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and any Issuing Lender, the replacement of any Lender, the termination of the Commitments, termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.2                                   Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Engagement Letter), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such agreement shall (a) increase the Commitment of any Lender (including any Defaulting Lender) without the written consent of such Lender, (b) increase the aggregate Revolving Commitments other than pursuant to Section 2.1(c) as in effect on the date hereof without the written consent of each Lender (including any Defaulting Lender), (c) reduce the principal amount of any Advance (other than prepayments or repayments in accordance with the terms of this Agreement) or reduce the amount of or rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender (including any Defaulting Lender) affected thereby, (d) postpone the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any Defaulting Lender) affected thereby, (e) change Section 2.13(f), Section 2.5(e), Section 7.6, this Section 9.2 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (f) amend, modify or waive any provision in a manner that would alter the pro rata sharing of payments to or disbursements by Lenders required thereby, without the written consent of each Lender (including any Defaulting Lender), (g) release all or substantially all of the value of the Guaranty without the written consent of each Lender except as permitted under Section 8.10(b) or (h) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (including any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lenders or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be.

Section 9.3                                   Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.4                                   Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Parent or the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making Credit Extensions and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.11, 2.12, 2.14(c), and 9.1 and all of the obligations of the Lenders in Section 8.9 and Section 9.8 shall survive any termination of this Agreement, repayment in full of the Obligations, and termination or expiration of all Letters of Credit.

Section 9.5                                   Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.6(a), (b) by way of participation in accordance with the provisions of Section 9.6(d) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(c) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.6                                   Lender Assignments and Participations.

(a)          Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that

(i)             except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances under such Commitment at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Class of Advances or the Commitment assigned;

(iii)       any assignment of a Commitment must be approved by the Administrative Agent and the Issuing Lenders unless the Person that is the proposed assignee is itself a Lender with a Revolving Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14(c) and 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(b)         Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Borrower hereby agrees that the Administrative Agent, as its agent solely for the purpose set forth above thin this clause (b), shall not be subject to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(c)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Parent, any other Credit Party or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent, the Borrower or any of the Parent’s Affiliates or other Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity provided under Section 8.9 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (b), (c) or (d) of this Section 9.6 (that adversely affects such Participant). Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Sections 2.11, 2.12 and 2.14 (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(f) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (c), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d)         Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14, in which case Section 2.14 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Information.  Any Lender may furnish any information concerning the Credit Parties or any of their Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject to the provisions of Section 9.8.

(g)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (ii) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swingline Advances in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.7                                   Notices, Etc.

(a)          Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower or any other Credit Party, at the applicable address (or facsimile numbers) set forth on Schedule III; (ii) if to the Administrative Agent or the Swingline Lender, at the applicable address (or facsimile numbers) set forth on Schedule III; and (iii) if to a Lender or an Issuing Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)         Electronic Communications.

(i)             The Borrower, the Parent and the Lenders agree that the Administrative Agent may make any material delivered by the Borrower, the Parent or any other Credit Party to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Parent, the Borrower, any other Subsidiary, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, Syndtrak or a substantially similar electronic system (the “Platform”); provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Borrower and the Parent each acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower or the other Credit Parties, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or any Lender Party’s transmission of communications through the Platform except to the extent of such Credit Party’s direct damages arising from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final non-appealable judgment) in providing Platform login credentials to a Person to whom it is not otherwise permitted to disclose the Information under Section 9.8.

(ii)          Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c)          Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.8                                   Confidentiality. The Administrative Agent, each Lender and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (the “Representatives”) (it being understood that the Representative to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent, the Borrower or any other Subsidiary and their respective obligations, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party. For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any other Subsidiary relating to the Parent, the Borrower or any other Subsidiary or any of their respective businesses, other than any such information that is available to Lender Party on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any other Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Administrative Agent, each Lender and each Issuing Lender agrees to be responsible for any breaches of this Section 9.8 by its Representatives.

Section 9.9                                   Business Loans. The Borrower warrants and represents that the Obligations are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code.  At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.

Section 9.10                            Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas, the United States from time to time in effect, and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement.  In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement and all other Credit Documents, “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement or any other Credit Document; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Obligations, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of the Obligations owing to such Lender (or if all such Obligations shall have been paid in full, refund said excess to the Borrower).  In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Advances all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11         Usury Recapture. In the event the rate of interest chargeable under this Agreement or any other Credit Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Obligations shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Obligations equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement or applicable Credit Document had at all times been in effect. In the event, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement and the Obligations is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement or such Credit Document had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the applicable Lender Party an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on Obligations owed to it if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on such Obligations if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement or any Credit Document on Obligations owed to it.  In the event the any Lender Party ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Obligations, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12         Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Credit Party is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders, the Swingline Lender and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.13         Governing Law; Submission to Jurisdiction.

(a)   Governing Law. This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex.  Rev. Civ. Stat. Ann. Art. 5069, Ch.  15)), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect.

(b)   Submission to Jurisdiction. The Parent and the Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Federal or Texas state court sitting in Harris County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)   Waiver of Venue. The Borrower and the Parent irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Service of Process.  Each party hereto irrevocably consents to service of process in any manner permitted by applicable law.

Section 9.14         Execution and Effectiveness.

(a)   Execution in Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission (in .pdf format or otherwise) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)   Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any state laws based on the Uniform Electronic Transactions Act.

Section 9.15         Waiver of Jury. EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.16         USA PATRIOT ACT Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Parent that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Parent, which information includes the name and address of the Borrower and the Parent and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Parent in accordance with the Patriot Act. Promptly following a request from the Administrative Agent, a Lender, or Issuing Lender, the Borrower and the Parent hereby agree to deliver all documentation and other information that the Administrative Agent, a Lender, or an Issuing Lender, as applicable, may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000.00 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN EXECUTING THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, THE BORROWER HEREBY REPRESENTS AND WARRANTS THAT IT IS NOT RELYING ON

ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND IS RELYING UPON ITS OWN JUDGEMENT AND ADVICE OF ITS ATTORNEYS.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank.  Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:	HELMERICH & PAYNE INTERNATIONAL
DRILLING CO.

	By:	/s/ Juan Pablo Tardio
Juan Pablo Tardio
Vice President and Chief Financial Officer

PARENT:	HELMERICH & PAYNE, INC.

	By:	/s/ Juan Pablo Tardio
Juan Pablo Tardio
Vice President and Chief Financial Officer

Signature page to Credit Agreement

(Helmerich & Payne International Drilling Co.)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender

By:	/s/ Corbin M. Womac
Corbin M. Womac
Vice President

Signature page to Credit Agreement

(Helmerich & Payne International Drilling Co.)

BOKF, N.A., dba BANK OF OKLAHOMA, as an Issuing Lender and a Lender

By:	/s/ Ky A. Chaffin
Ky A. Chaffin
Senior Vice President

Signature page to Credit Agreement

(Helmerich & Payne International Drilling Co.)

HSBC BANK USA, N.A., as a Lender

By:	/s/ Bruce Robinson
Bruce Robinson
Vice President

Signature page to Credit Agreement

(Helmerich & Payne International Drilling Co.)

MIDFIRST BANK, as an Issuing Lender and a Lender

By:	/s/ Kevin M. Lackner
Kevin M. Lackner
Senior Vice President

Signature page to Credit Agreement

(Helmerich & Payne International Drilling Co.)

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is][is not] a Defaulting Lender]

2.	Assignee[s]:

(1) For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2) For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3) Select as appropriate.

(4) Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A – Form of Assignment and Assumption

1

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	HELMERICH & PAYNE INTERNATIONAL DRILLING CO., a Delaware corporation.

4.	Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent under the Credit Agreement

5.	Credit Agreement:

Credit Agreement dated as of May 25, 2012 among the Borrower, Helmerich & Payne, Inc., the Lenders party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender.

6. Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitments /Advances for all Lenders	Amount of Commitment / Advances Assigned (5)	Percentage Assigned of Commitment / Advances (6)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

7. Trade Date:	(7)

Effective Date:                                  , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(5) Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(6) Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.

(7) To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

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The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](8)
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

(8) Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Assumption

3

[Consented to and ](9) Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent [and as Issuing Lender]

By:
Name:
Title:

[Consented to:](10)

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

By:
Name:
Title:

(9) To be added only if the consent of the Administrative Agent or Issuing Lender is required by the terms of the Credit Agreement.

(10) To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Assumption

4

Annex 1

To Exhibit A – Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, [and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments

5

by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

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EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM            , 201     TO             ,201

This certificate dated as of                             ,                is prepared pursuant to the Credit Agreement dated as of May 25, 2012 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Helmerich & Payne International Drilling Co., a Delaware corporation (“Borrower”), Helmerich & Payne, Inc. (the “Parent”) the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender (as each such term is defined therein).  Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned, on behalf of the Parent, hereby certifies to the Lender Parties that:

(a)                                all of the representations and warranties made by each Credit Party in the Credit Documents are true and correct in all material respects as if made on this date, except that any representation and warranty which by its terms is made as of a specified date is true and correct as of such  specified date;

[(b)                           no Default or Event of Default has occurred or is continuing as of the date hereof; and]

—or—

[(c)                            the following Default[s] or Event[s] of Default exist[s] as of the date hereof, and the actions set forth below are being taken to remedy such circumstances:

                                                                       ; and]

(d)                               for the periods set forth below, the following statements, amounts, and calculations were true and correct:

Exhibit B – Compliance Certificate

1

I.	Section 6.14 Funded Leverage Ratio.

	(a)	Funded Debt of the Parent and its Subsidiaries as of the end of the immediately preceding fiscal quarter	=	$

	(b)	aggregate amount of any Funded Debt incurred as the direct result of Forward Sale Contracts relating to securities held in the Investment Portfolio fully secured by Marketable Securities	=	$

	(c)	(a) minus (b)	=	$

	(d)	the sum of (i) the Funded Debt specified in (a) and (ii) consolidated Net Worth of the Parent as of the last day of the immediately preceding fiscal quarter	=	$

	Leverage Ratio = (c) divided by (d), expressed as a percentage		=

	Maximum Funded Leverage Ratio			50%

		Compliance		Yes ☐	No ☐

II.	Section 6.15 Interest Coverage Ratio.

	(a)	Parent’s consolidated Net Income for the four fiscal quarter period then ended	=	$

	(b)	Parent’s consolidated Interest Expense for the four fiscal quarter period then ended (to the extent deducted in determining Net Income)	=	$

(c)

taxes, depreciation, amortization, and other non recurring, non-cash charges and other non- cash extraordinary items for four fiscal quarter period then ended (to the extent deducted in determining Net Income)

			=	$

	(d)	non-recurring gains (including gains on the sale of Marketable Securities) (to the extent included in determining Net Income)	=	$

	(e)	Parent’s consolidated EBITDA

2

= (a) + (b) + (c) – (d)	=	$
(f) Parent’s consolidated Interest Expense
= See IIb. above	=	$

Interest Coverage Ratio
= (e) divided by (f)	=

Minimum Interest Coverage Ratio		3.00 to 1.00

Compliance		Yes ☐	No ☐

The Parent hereby notifies the Administrative Agent and the Lenders that the Parent’s [10-K] [10-Q] has been posted to its website on the Internet.

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of                                        ,               .

HELMERICH & PAYNE, INC.

By:
Name:
Title:

Exhibit B – Compliance Certificate

3

EXHIBIT C

FORM OF GUARANTY

This Guaranty dated as of  May [·], 2012 (“Guaranty”) is among each of the undersigned (individually a “Guarantor” and collectively, the “Guarantors”) in favor of Wells Fargo Bank, National Association, as Administrative Agent for the ratable benefit of the Lender Parties (as defined in the Credit Agreement referred to below).

INTRODUCTION

A.                                   Helmerich & Payne International Drilling Co., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, and Issuing Lender, are parties to that certain Credit Agreement dated as of May 25, 2012 (the “Credit Agreement”; the defined terms of which are used herein unless otherwise defined herein).

B.                                     It is a requirement under the Credit Agreement that each Guarantor shall guarantee the due payment and performance of all Obligations.

C.                                     Each Guarantor is either the parent company of the Borrower or a Subsidiary of the Borrower and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and the other Credit Documents.

D.                                    Each Guarantor is executing and delivering this Guaranty (a) to induce the Lenders to provide and continue to provide Advances under the Credit Agreement, (b) to induce the Issuing Lenders to provide and continue to provide Letters of Credit under the Credit Agreement, and (c) intending it to be a legal, valid, binding, enforceable and continuing obligation of each Guarantor.

NOW, THEREFORE, in consideration of the premises, each Guarantor, for the benefit of the Lender Parties, does hereby further agree as follows:

AGREEMENT

1.                                      Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lender Parties under the Credit Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against each Guarantor or the Borrower under Debtor Relief Laws, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”).  Any Lender Party’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon such Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability

Form of Exhibit C

1

of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of a Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

2.                                      No Setoff or Deductions; Taxes; Payments.  Each Guarantor represents and warrants that it is organized and resident in the United States of America.  Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Guarantor is compelled by law to make such deduction or withholding.  If any such obligation (other than Excluded Taxes) is imposed upon such Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to such Lender Party, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable such Lender Party to receive the same net amount which such Lender Party would have received on such due date had no such obligation been imposed upon such Guarantor.  Each Guarantor will deliver promptly to the applicable Lender Party certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

3.                                      Rights of Lender.  Each Guarantor consents and agrees that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate in accordance with the Credit Agreement or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) to the extent permitted by law, apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of a Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of a Guarantor.

4.                                      Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of the Borrower; (b) any defense based on any claim that a Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting a Guarantor’s liability hereunder; (d) any right to require the Lender Parties to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in any Lender Party’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or

2

performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations, including but not limited to the benefits of Chapter 34 of the Texas Business and Commerce Code, §17.001 of the Texas Civil Practice and Remedies Code, and Rule 31 of the Texas Rules of Civil Procedure, or any similar statute.

5.             Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

6.             Subrogation.  Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of the Lender Parties or facilities provided by the Lender Parties with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7.             Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash, all Letters of Credit have expired, terminated or been cash collateralized and the Commitments of the Lender Parties with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any Lender Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by a Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

8.             Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to each Guarantor as subrogee of the Lender Parties or resulting from each Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations.  If the Administrative Agent so requests, any such obligation or indebtedness of the Borrower to each Guarantor shall be enforced and performance received by each Guarantor as trustee for the Administrative Agent for the benefit of the Lender Parties and the proceeds thereof shall be paid over to the Administrative Agent for the benefit of the Lender Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of each Guarantor under this Guaranty.

9.            Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against a Guarantor or

3

the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Administrative Agent.

10.          Expenses. Each Guarantor shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Administrative Agent or any Lender Party’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Administrative Agent or any Lender Party in any proceeding any Debtor Relief Laws.  The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11.          Miscellaneous.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by each Guarantor and each other Person required under Section 9.2 of the Credit Agreement.  Notwithstanding the foregoing, this Guaranty may be supplemented to add additional Persons as additional Guarantors, either by such Person executing a joinder or supplement to this Guaranty without action by any other Person.  No failure by the Administrative Agent or any Lender Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.  Unless otherwise agreed by the Administrative Agent, the Majority Lenders and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by each Guarantor for the benefit of the Lender Parties or any term or provision thereof.

12.          Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as each Guarantor requires, and that the Lender Parties have no duty, and each Guarantor is not relying on the Administrative Agent or any other Lender Party at any time, to disclose to each Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each guarantor waiving any duty on the part of the Administrative Agent or any Lender Party to disclose such information and any defense relating to the failure to provide the same).

13.          Representations and Warranties.  Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

14.          Indemnification and Survival.  Without limitation on any other obligations of each Guarantor or remedies of the Administrative Agent or any other Lender Party under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the

4

Administrative Agent and the other Lender Parties from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by the Administrative Agent or such Lender Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

15.          Governing Law; Assignment; Jurisdiction; Notices. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. This Guaranty (unless otherwise expressly provided herein) shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.  Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex.  Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)), shall not apply to this Guaranty and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect.  This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and the Majority Lenders or the Lenders, as required by the Credit Agreement (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Administrative Agent, and the other Lender Parties and their respective successors and assigns and each Lender Party may, without notice to any Guarantor and without affecting any such Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part, to the extent permitted by the Credit Agreement.  Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Federal or Texas state court sitting in Harris County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the Guarantors agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty or in any other Credit Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Credit Document against any Guarantor or its properties in the courts of any jurisdiction.  All notices and other communications to any Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to such Guarantor at the address for the Borrower set forth in the Credit Agreement or at such other address in the United States as may be specified by the Guarantor in a written notice delivered to the Administrative Agent at its office specified in the Credit Agreement or such other office as the Administrative Agent may designate for such purpose from time to time in a written notice to such Guarantor.

16.          WAIVER OF JURY TRIAL; FINAL AGREEMENT.  EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY

5

OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

6

Executed as of the date first above written.

HELMERICH & PAYNE, INC.

By:
Name:
Title:

[MATERIAL SUBSIDIARY]

By:
Name:
Title:

Form of Exhibit C

7

EXHIBIT D

FORM OF NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association
1525 West W.T. Harris Blvd
Mail Code D1109-019
Charlotte, North Carolina 28262
Attn:       Syndication Agency Services
Telephone:            (704) 590-2706
Telecopy:              (704) 590-2790

Ladies and Gentlemen:

The undersigned, Helmerich & Payne International Drilling Co., a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of May 25, 2012 (as the same may be amended or modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing) among the Borrower, Helmerich & Payne, Inc., the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender (as each such term is defined therein).  The Borrower hereby gives you irrevocable notice pursuant to [Section 2.4(a)][Section 2.5(a)] of the Credit Agreement that the Borrower hereby requests a Borrowing consisting of [Revolving Advances][Swingline Advances], and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by [Section 2.4(h)][Section 2.5(a)] of the Credit Agreement:

(a)                                  The Business Day of the Proposed Borrowing is                           ,           .

(b)                                 The Proposed Borrowing will be composed of [Base Rate Advances][Eurodollar Advances][Swingline Advances].

(c)                                  The aggregate amount of the Proposed Borrowing is $                        .

(d)                                 [The Interest Period for each Eurodollar Advance made as part of the Proposed Borrowing is            month(s)].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)                                     the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects, on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on the date of the Proposed Borrowing except for those representations and warranties that are expressly made as of an earlier date or period which were true and correct as of such earlier date or period; and

Exhibit D – Notice of Borrowing

1

(ii)                                  no Default has occurred and is continuing, or would result from such Proposed Borrowing.

Very truly yours,

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

By:
Name:
Title:

Exhibit D – Notice of Borrowing

2

EXHIBIT E

FORM OF NOTICE OF CONVERSION OR CONTINUATION

                         , 20

Wells Fargo Bank, National Association

1525 West W.T. Harris Blvd

Mail Code D1109-019

Charlotte, North Carolina 28262

Attn:       Syndication Agency Services

Telephone:            (704) 590-2706

Telecopy:              (704) 590-2790

Ladies and Gentlemen:

The undersigned, Helmerich & Payne International Drilling Co., a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of May 25, 2012 (as the same may be amended or modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Conversion or Continuation as defined therein unless otherwise defined in this Notice of Conversion or Continuation) among the Borrower, Helmerich & Payne, Inc., the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender (as each such term is defined therein).  The Borrower hereby gives you irrevocable notice pursuant to Section 2.5(b) of the Credit Agreement that the Borrower hereby requests a [Conversion][continuation] of outstanding Revolving Advances and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.5(b) of the Credit Agreement:

1.                                                  The Business Day of the Proposed Borrowing is                               ,  20      .

2.                                                The aggregate amount of the existing Revolving Advances to be [Converted] [continued] is $                and is comprised of [Base Rate Advances][Eurodollar Advances] (“Existing Advances”).

3.                                                The Proposed Borrowing consists of [a Conversion of the Existing Advances to [Base Rate Advances] [Eurodollar Advances]] [a continuation of the Existing Advances].

[(4).                                      The Interest Period for the Proposed Borrowing is [       month[s]].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

A.                                               the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects, on and as of the requested funding date of this Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on and as of such date except for those representations and warranties which were expressly made as of an earlier date or period which were true and correct as of such earlier date or period; and

B.                                                 no Default has occurred and is continuing or would result from such Proposed Borrowing.

Exhibit E – Notice of Continuation or Conversion

1

Very truly yours,

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

By:
Name:
Title:

Exhibit E – Notice of Continuation or Conversion

2

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 25, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Helmerich & Payne International Drilling Co., a Delaware Corporation, Helmerich & Payne, Inc., a Delaware corporation, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as Administrative Agent, as Issuing Lender and as Swingline Lender.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the loan(s) (as well as any Note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 25, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Helmerich & Payne International Drilling Co., a Delaware Corporation, Helmerich & Payne, Inc., a Delaware corporation, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as Administrative Agent, as Issuing Lender and as Swingline Lender.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

2

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 25, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Helmerich & Payne International Drilling Co., a Delaware Corporation, Helmerich & Payne, Inc., a Delaware corporation, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as Administrative Agent, as Issuing Lender and as Swingline Lender.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN and an IRS Form W-8ECI from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

3

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 25, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Helmerich & Payne International Drilling Co., a Delaware Corporation, Helmerich & Payne, Inc., a Delaware corporation, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as Administrative Agent, as Issuing Lender and as a Swingline Lender.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the loan(s) (as well as any Note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such loan(s) (as well as any Note(s) evidencing such loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN and an IRS Form W-8ECI from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

4

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to Commitment Fees and Advances shall be determined in accordance with the following Table based on the Parent’s Funded Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement.  If the Parent fails to deliver the Financial Statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fees and Advances shall be determined at Level IV and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Parent. Notwithstanding the foregoing, the Parent shall be deemed to be at Level I described in Table below until delivery of its unaudited Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending March 31, 2012.

Applicable Margin	Funded Leverage Ratio	Eurodollar Margin	Base Rate Margin	Commitment Fee
Level I	Is less than or equal to 20%	1.125%	0.125%	0.150%
Level II	Is greater than 20% but less than or equal to 30%	1.250%	0.250%	0.200%
Level III	Is greater than 30% but less than or equal to 40%	1.500%	0.500%	0.275%
Level IV	Is greater than 40%	1.750%	0.750%	0.350%

1

SCHEDULE II

Revolving Commitments

Lenders	Revolving Commitment
Wells Fargo Bank, National Association	$100,000,000
BOKF, N.A., dba Bank of Oklahoma	$75,000,000
HSBC Bank USA, N.A.	$75,000,000
MidFirst Bank	$50,000,000
TOTAL:	$300,000,000

1

SCHEDULE III

Notice Information

ADMINISTRATIVE AGENT AND SWINGLINE LENDER

Wells Fargo Bank, National Association	Address:	Wells Fargo Bank, National Association
1525 West W.T. Harris Boulevard
Mail Code: D1109-019
Charlotte, NC 28262
	Attn:	Syndication Agency Services
	Telephone:	704-590-2706
	Facsimile:	704-590-2790
	E-mail:	Agencyservices.requests@wellsfargo.com

with a copy to:
	Address:	Wells Fargo Bank, National Association
1000 Louisiana Street, 9th Floor
Mail Code: T0002-090
Houston, TX 77002
	Attn:	Corbin M. Womac

	Telephone:	713-319-1632
	Facsimile:	713-739-1087
	E-mail:	corbin.m.womac@wellsfargo.com

Credit Parties

Borrower and Guarantors	Address:	1437 South Boulder Ave.
Tulsa, Oklahoma 74119
	Attn:	Juan Pablo Tardio,
Vice President and Chief Financial Officer
	Telephone:	918-742-5531
	Facsimile:	918-588-5828

with a copy to:
	Address:	1437 South Boulder Ave.
Tulsa, Oklahoma 74119
	Attn:	Steve Mackey, General Counsel
	Telephone:	918-588-5432
	Facsimile:	918-743-2671

SCHEDULE 3.1(g)

Material Adverse Change

None.

SCHEDULE 4.7

Litigation

A.            The Borrower, the Parent and/or their Affiliates are involved in the following matter as disclosed in the Parent’s Form 10-Q filed with the SEC on May 4, 2012:

“Pending Investigation by the U.S. Attorney.

In May 2010, one of our employees reported certain possible choke manifold testing irregularities at one offshore platform rig.  Operations were promptly suspended on that rig after receiving the employee’s report. The Minerals Management Service (now known as the Bureau of Safety and Environmental Enforcement) was promptly notified of the employee’s report and it conducted an initial investigation of this matter.  Upon conclusion of the initial investigation, we were permitted to resume normal operations on the rig. Also, we promptly commenced an internal investigation of the employee’s allegations.  Our internal investigation found that certain employees on the rig failed to follow our policies and procedures, which resulted in termination of those employees.  There were no spills or discharges to the environment.

The U.S. Attorney for the Eastern District of Louisiana has commenced a grand jury investigation, which is ongoing. We received, and have complied with, a subpoena for documents in connection with that investigation. Certain of our current and former employees have been interviewed by the government or have testified before the grand jury.  In late April 2011, the Company was advised that it is a subject of this investigation.

Mr. Donald Hudson, former offshore platform rig manager, recently pleaded guilty to one felony charge of making false statements to a federal investigator concerning his participation in the testing irregularities that were reported in May 2010.  Sentencing is currently scheduled for late summer 2012.  Mr. Hudson’s employment was terminated by the Company in June 2010.  We continue to cooperate with this government investigation.  Although we presently believe that this matter will not have a material adverse effect on the Company, we can provide no assurances as to the timing or eventual outcome of this investigation.”

B.            The Borrower, the Parent and/or their Affiliates are involved in the following matters as disclosed in the Parent’s Form 10-Q filed with the SEC on November 23, 2011:

“Venezuela Expropriation.

Our wholly-owned subsidiaries, Helmerich & Payne International Drilling Co. and Helmerich & Payne de Venezuela, C.A. filed a lawsuit in the United States District Court for the District of Columbia on September 23, 2011 against the Bolivarian Republic of Venezuela, Petroleos de Venezuela, S.A. (“Petroleo”) and PDVSA Petroleo, S.A. (“PDVSA”). We are seeking damages for the taking of our Venezuelan drilling business in violation of international law and for breach of contract. Additionally, we are participating in two arbitrations against third parties not affiliated with the Venezuelan government, Petroleo or PDVSA in an attempt to collect an aggregate $75 million relating to the seizure of our property in Venezuela. While there exists the possibility of realizing a recovery, we are currently unable to determine the timing or amounts we may receive, if any, or the likelihood of recovery.”

SCHEDULE 4.9

Pension Plan Assets

As of September 30, 2011, the accumulated benefit obligation for the Helmerich & Payne, Inc. Employee Retirement Plan (“Pension Plan”) was $104.9 million as compared to Pension Plan assets of $67.3 million.

SCHEDULE 4.11

Subsidiaries

Helmerich & Payne, Inc.

Subsidiaries of Helmerich & Payne, Inc.

White Eagle Assurance Company
Helmerich & Payne International Drilling Co.

Subsidiaries of Helmerich & Payne International Drilling Co.

Helmerich & Payne Properties, Inc.
The Space Center, Inc.
Utica Square Shopping Center, Inc.

Subsidiary of Utica Square Shopping Center, Inc.

Fishercorp, Inc.

Helmerich & Payne (Africa) Drilling Co.
Helmerich & Payne (Colombia) Drilling Co.
Helmerich & Payne (Gabon) Drilling Co.
Helmerich & Payne (Argentina) Drilling Co.
Helmerich & Payne (Boulder) Drilling Co.

Subsidiaries of Helmerich & Payne (Boulder) Drilling Co.

Helmerich and Payne Mexico Drilling, S. de R.L. de C.V.

Helmerich & Payne del Ecuador, Inc.
Helmerich & Payne de Venezuela, C.A.
Helmerich & Payne Rasco, Inc.
H&P Finco
H&P Invest Ltd.
TerraVici Drilling Solutions, Inc.
Utica Resources Co.

SCHEDULE 6.12

ERISA

As of September 30, 2011, the accumulated benefit obligation for the Helmerich & Payne, Inc. Employee Retirement Plan (“Pension Plan”) was $104.9 million as compared to Pension Plan assets of $67.3 million.